EXECUTION COPY

US$18,000,000,000

CREDIT AGREEMENT

Dated as of October 25, 2006

Among

COMPANHIA VALE DO RIO DOCE,

CVRD USA CORP. AND RD JERSEY LIMITED

as Borrowers

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

CREDIT SUISSE

as Administrative Agent

and

CREDIT SUISSE SECURITIES (USA) LLC,

UBS SECURITIES LLC,

ABN AMRO BANK N.V.

and

SANTANDER INVESTMENT SECURITIES INC.

as Joint Bookrunners, Joint Lead Arrangers, Co-Syndication Agents

and Co-Documentation Agents

TABLE OF CONTENTS

Section	Page

Section 1. Definitions and Rules of Interpretation	2
Section 2. The Commitments; Promissory Notes; Commitment Fee	18
Section 3. Making of the Advances; USA PATRIOT Act Notice	19
Section 4. Interest	20
Section 5. Repayments; Prepayments	20
Section 6. Taxes	22
Section 7. Illegality; Increased Costs	24
Section 8. Conversion of Advances	25
Section 9. Use of Proceeds	26
Section 10. Conditions Precedent	26
Section 11. Representations and Warranties	29
Section 12. Affirmative Covenants	31
Section 13. Negative Covenants	34
Section 14. Financial Covenants	38
Section 15. Events of Default	38
Section 16. The Administrative Agent	40
Section 17. Costs and Expenses	42
Section 18. Governing Law, Jurisdiction and Waiver of Immunities and Jury Trial	44
Section 19. Successors and Participations	45
Section 20. Miscellaneous	48

SCHEDULES

Schedule 1 – Commitments

Schedule 2 – Account Information for the Agent

Schedule 3 – Existing Liens

Schedule 4 – Offer Conditions

EXHIBITS

Exhibit A – Form of Promissory Note

Exhibit B – Form of Disbursement Request

Exhibit C – Form of Closing Certificate

Exhibit D – Form of Assignment and Acceptance

Exhibit E – Form of Guarantee Agreement

Exhibit F-1 – Form of Opinion of Corporate General Counsel of CVRD

Exhibit F-2 – Form of Opinion of Cleary Gottlieb Steen & Hamilton LLP

Exhibit F-3 – Form of Opinion of Ogier

Exhibit G – Form of Solvency Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is made as of October 25, 2006 by and among:

COMPANHIA VALE DO RIO DOCE, a company duly organized and validly existing under the laws of the Federative Republic of Brazil, with its head office located at Av. Graça Aranha 26, 13o floor, in the city of Rio de Janeiro, State of Rio de Janeiro (“CVRD”);

CVRD USA Corp., a corporation duly organized and validly existing under the laws of the State of Delaware, with its head office located at Avenida Graça Aranha, No. 26, 20030-900 Rio de Janeiro, RJ, Brazil (“CVRD USA”);

RD Jersey Limited, a limited company duly organized and validly existing under the laws of Jersey, with its head office located at Whiteley Chambers, Don Street, St. Helier, Jersey JE4 9WG (“RD Jersey” and, together with CVRD and CVRD USA, the “Borrowers”);

THE LENDERS (as hereinafter defined);

CREDIT SUISSE (“CS”), acting through its New York branch, as administrative agent (together with any successor administrative agent appointed pursuant to Section 16, the “Administrative Agent”) for the Lenders; and

CREDIT SUISSE SECURITIES (USA) LLC, UBS SECURITIES LLC, ABN AMRO BANK N.V. and SANTANDER INVESTMENT SECURITIES INC., as joint bookrunners, joint lead arrangers, co-syndication agents and co-documentation agents (collectively, the “Joint Lead Arrangers”).

WITNESSETH:

WHEREAS, pursuant to the Offer to Purchase for Cash (the “Offer to Purchase”) and the accompanying Circular dated August 14, 2006 (together with the Offer to Purchase, in each case as amended (as defined in Section 1(b)), to the extent permitted under the Advance Documents (as hereinafter defined), the “Offer Documents”), CVRD Canada Inc., a corporation organized and existing under the laws of Canada (the “Offeror”) and a wholly-owned indirect Subsidiary (as hereinafter defined) of CVRD, has made an offer (the “Take-Over Bid”) to acquire all of the issued and outstanding common shares of Inco Limited, a corporation organized and existing under the laws of Canada (“Inco”) (such shares being hereinafter referred to as the “Shares”); and

WHEREAS, the Borrowers have requested that the Lenders lend to the Borrowers up to US$18,000,000,000 to fund the cash consideration payable to the shareholders of Inco under the Offer to Purchase (or pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction) for the acquisition of their Shares, pay transaction fees and expenses, refinance certain Existing Inco Debt (as hereinafter defined), provide working capital for Inco and its Subsidiaries and support synthetic letters of credit issued for the benefit of Inco or any of its Subsidiaries; and

WHEREAS, the Lenders have indicated their willingness to lend such amounts to the Borrowers on the terms and conditions of this Agreement.

Section 1. Definitions and Rules of Interpretation:

(a) The following terms shall have the meanings ascribed hereunder (all the terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Adjusted EBITDA” shall mean, for any period, with respect to any Person and its Subsidiaries on a Consolidated basis, (i) the sum for such period of (A) operating income, (B) depreciation, depletion and amortization, and (C) dividends received from non-Consolidated companies, minus (ii) income attributable to non-wholly-owned Subsidiaries to the extent of dividends paid or declared by such non-wholly-owned Subsidiaries to third parties, in each case as calculated by such Person in accordance with US GAAP; provided that for purposes of determining compliance with the covenants set forth in Section 14 only, each of the foregoing components of Adjusted EBITDA shall be adjusted to reflect Material Acquisitions and Material Dispositions occurring during such period, in each case calculated on a pro forma basis as though each such Material Acquisition and Material Disposition occurred on the first day of such period.

“Administrative Agent” shall have the meaning ascribed to it in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” shall have the meaning ascribed to it in Section 2(a).

“Advance Documents” shall mean (i) this Agreement, (ii) the Promissory Notes, (iii) each Guarantee Agreement, (iv) each Pledge Agreement and (v) the Fee Letter, in each case as amended.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assigning Lender” shall have the meaning ascribed to it in Section 19(c).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of the Administrative Agent if required by Section 19(c) or the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 19(c) and in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Debt” shall mean, with respect to any Sale and Leaseback Transaction, the present value, discounted at a rate per annum equal to the discount rate applied to record the liability arising from the relevant Sale and Leaseback Transaction in accordance with US GAAP, of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease.

“Availability Period” shall mean the period commencing on the Effective Date and ending on the earlier to occur of (i) the 180th day following the Effective Date and (ii) the date on which the Total Commitment is terminated or reduced to zero.

“Available Commitment” shall mean, with respect to each Lender, at any time, the difference between (i) the Commitment of such Lender and (ii) the aggregate principal amount of all Advances made by such Lender prior to such time.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(i)            the rate of interest announced by CS in New York, New York, from time to time, as CS’ prime rate; and

(ii)            ½ of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest at a rate determined by reference to the Base Rate.

“BNDES” shall mean Banco Nacional de Desenvolvimento Econômico e Social – BNDES.

“Borrowers” shall have the meaning ascribed to it in the preamble hereto.

“Borrowers’ Account” shall mean the account specified by the Borrowers in writing to the Administrative Agent from time to time.

“Brazilian GAAP” shall mean generally accepted accounting principles in Brazil.

“Business Day” shall mean any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York - U.S.A. and, if the applicable Business Day relates to LIBOR Advances, on which dealings in US Dollars are carried on in the London interbank market.

“Canadian GAAP” shall mean generally accepted accounting principles in Canada.

“Capitalized Leases” shall mean all leases that have been or should be, in accordance with US GAAP, recorded as capitalized leases.

“Cash Equivalents” shall mean any of the following: (i) readily marketable direct obligations of the Government of the United States, Canada, Brazil or any member of the European Union or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, Canada, Brazil or any member of the European Union, (ii) certificates of deposit of or time deposits with any commercial bank that issues (or the parent of which issues) commercial paper rated as described in clause (iv) below, is organized under the laws of the United States or any State thereof or any foreign country recognized by the United States and has combined capital and surplus of at least US$1,000,000,000, (iii) repurchase obligations for underlying securities of the type described in clause (i) above with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (v) securities issued or fully guaranteed by any State, province, commonwealth or territory of the United States or Canada, or by any political subdivision or taxing authority thereof, and rated at least “A” (or the then equivalent grade) by Moody’s or “A” (or the then equivalent grade) by S&P, (vi) investments in money market funds that are registered under the Investment Company Act of 1940, as amended, that are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (i) through (v) of this definition or (vii) instruments equivalent to those referred in clauses (i) through (vi) of this definition denominated in any foreign currency, comparable in credit quality to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States.

“CBCA” shall mean the Canada Business Corporations Act, as amended from time to time.

“Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1, as the same may be modified pursuant to Sections 2, 7, 15 or 19(c).

“Commitment Fee” shall have the meaning ascribed to it in Section 2(e).

“Compulsory Acquisition” shall mean the acquisition of the remaining Shares pursuant to Section 206 of the CBCA following acceptance of the Take-Over Bid by shareholders holding not less than 90% of the Shares on a fully diluted basis as determined in accordance with Section 206 of the CBCA.

“Consolidated” refers to the consolidation of accounts in accordance with US GAAP.

“Consolidated Net Assets” means, at any time, the amount by which Consolidated total assets of CVRD and its Subsidiaries exceeds Consolidated total liabilities of CVRD and its Subsidiaries, in each case computed in accordance with US GAAP and as set forth in the most recent Consolidated balance sheet of CVRD and its Subsidiaries delivered to the Lenders prior to the Effective Date or, if later, under Section 12(q).

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 7 or 8.

“CS” shall have the meaning ascribed to it in the preamble hereto.

“CVRD” shall have the meaning ascribed to it in the preamble hereto.

“Debt” shall mean, as to any Person, any amount payable (whether as a direct obligation or indirectly through a Guarantee by such Person) pursuant to or in respect of (i) an agreement involving or evidencing money borrowed or received (including, without limitation, any Export Prepayment Facility or similar arrangement), (ii) a conditional sale or a transfer with recourse or with an obligation to repurchase, (iii) obligations evidenced by bonds, debentures, notes or similar instruments, (iv) obligations issued or assumed as the deferred purchase price of property or services, other than current unsecured trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, (v) acceptance, letter of credit or similar facilities, other than contingent obligations in respect of letters of credit or similar facilities to support trade transactions of such Person in the ordinary course of business, (vi) a Capitalized Lease and (vii) indebtedness or other payment obligations referred to in clauses (i) through (vi) above of another Person secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, valued at the lower of the fair market value of such property as reasonably determined by such Person and the amount of such indebtedness or other payment obligations.

“Default” shall mean any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Designated Assignee” shall have the meaning ascribed to it in Section 19(d).

“Designation Notice” shall have the meaning ascribed to it in Section 19(d).

“Disbursement” shall mean each disbursement of Advances under this Agreement.

“Disbursement Date” shall mean, with respect to each Advance, the date of disbursement of such Advance.

“Disbursement Request” shall have the meaning ascribed to it in Section 3(a).

“Effective Date” shall have the meaning ascribed to it in Section 10.1.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than an individual) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“EPF Closing Date” shall mean the date of the closing of any Export Prepayment Facility.

“EPF Lender” shall mean, in respect of any Export Prepayment Facility, any Lender that has a commitment under such Export Prepayment Facility as of the relevant EPF Closing Date (which commitment as of such EPF Closing Date may be less than the commitment that such Lender has offered to provide in connection with the syndication of such Export Prepayment Facility, as determined by CVRD and the Joint Lead Arrangers in their sole discretion).

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Event of Default” shall have the meaning ascribed to it in Section 15.

“Excess Amount” shall have the meaning ascribed to it in Section 9.

“Excluded Asset Sale” means (i) sales of inventory in the ordinary course of business, (ii) sales of obsolete or worn-out equipment in the ordinary course of business, (iii) sales of Margin Stock owned by CVRD or any of its Subsidiaries to the extent that the value of Margin Stock owned by CVRD and its Subsidiaries exceeds 33 1/3% of the value of all other assets of CVRD and its Subsidiaries that are not described in other clauses of this definition at the time of the sale, (iv) sales, transfer or other dispositions of assets among CVRD and its wholly-owned Subsidiaries, (v) sales of cash and cash equivalents (other than Stock Sale Proceeds), (vi) sales of accounts receivable in connection with any receivable financing in the ordinary course of business consistent with past practice, (vii) sales of assets at any time after August 10, 2006, the proceeds of which (A) are used to fund the consideration payable under the Take-Over Bid, refinance any Existing Inco Debt or pay Transaction Costs and (B) do not exceed US$2,000,000,000 in the aggregate, and (h) any sale or series of related sales that yield proceeds of less than US$100,000,000.

“Excluded Debt” means (i) Debt under the Advance Documents, (ii) Debt, including Capitalized Leases, incurred to finance the acquisition or purchase of property or services, (iii) any refinancing of the Existing Bank Facility in an aggregate principal amount not to exceed US$1,000,000,000, (iv) any refinancing of Debt existing as of the Effective Date or of other Excluded Debt, in each case in an aggregate principal amount not to exceed the principal amount thereof outstanding or available to be drawn immediately prior to such refinancing, (v) Debt incurred in connection with a construction or project financing for the development, construction or improvement of any asset, including, without limitation, Debt incurred in connection with the development and construction of CVRD’s coal project in the Moatize region in the north of Mozambique, stage 3 of the increased alumina production capacity at the Alunorte refinery, the Onça Puma nickel laterite project located in the Brazilian state of Pará, the Vermelho nickel project located in the Brazilian state of Pará, expanded iron ore production capacity to 100 million tons per year at the Carajás mines located in the Brazilian state of Pará, the Litorânea-Sul project and the Ferrovia Norte Sul project, (vi) Debt owed to CVRD or a Subsidiary of CVRD, (vii) unsecured Debt incurred in the ordinary course of business for the deferred purchase price of property or services, (viii) Debt of any Person that becomes a Subsidiary of CVRD existing at the time such Person becomes a Subsidiary (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of CVRD), (ix) Debt secured by Liens on assets existing prior to the acquisition thereof by CVRD or any of its Subsidiaries, provided that such Liens were not created in contemplation of such acquisition and do not extend to any other assets, (x) any Debt the issuance of which yields proceeds of less than US$100,000,000, (xi) additional disbursements under financing arrangements of CVRD and its Subsidiaries in existence on the Effective Date, (xii) other Debt of Inco or any of its Subsidiaries that (A) is required to fulfill material contractual obligations of Inco or any of its Subsidiaries in existence as of the Effective Date or to avoid material losses in connection with undertakings of Inco or any of its Subsidiaries in existence as of the Effective Date (so long as such contractual obligations or undertakings, as the case may be, were not created solely in contemplation of Inco and its Subsidiaries becoming Subsidiaries of CVRD) or (B) is necessary to avoid the occurrence of a material adverse effect on the business, assets or financial condition of Inco and its Subsidiaries, taken as whole, (xiii) Debt under exchange contract advance financings provided by Brazilian banks with a final maturity not in excess of one year in an aggregate principal amount (for all such financings consummated after the date hereof, taken together) not to exceed US$700,000,000 and (xiv) Debt securities and Debt under other credit facilities in an aggregate principal amount (for all such securities issued and credit facilities obtained after the date hereof, taken together) not to exceed US$1,000,000,000; provided that no Export Prepayment Facility that could otherwise constitute Excluded Debt under this definition shall be considered to be Excluded Debt unless so specified by CVRD.

“Existing Bank Facility” shall mean the Short-Term Standby Export Financing Agreement dated as of May 3, 2005 among Itabira Rio Doce Company Limited – ITACO, CVRD, the lenders party thereto and HSBC Bank plc, as administrative agent.

“Existing Inco Debt” shall mean Debt of Inco and its Subsidiaries outstanding immediately before the occurrence of the Effective Date.

“Export Prepayment Facility” shall mean (i) any export prepayment facility complying with the requirements of the Regulations on Foreign Exchange and International Capital of the Central Bank of Brazil, as in effect from time to time or (ii) any export finance facility entered into by a wholly-owned Subsidiary of CVRD, the proceeds of which shall be used solely to fund a loan made substantially simultaneously by such Subsidiary to CVRD pursuant to an export prepayment facility complying with the requirements of the Regulations on Foreign Exchange and International Capital of the Central Bank of Brazil, as in effect from time to time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the letter dated as of August 14, 2006 among CVRD, the Joint Lead Arrangers, CS, UBS Loan Finance LLC, ABN AMRO Bank N.V. and Banco Santander Central Hispano, S.A., New York Branch.

“Final Purchase Date” shall mean the date of acquisition of all the remaining issued and outstanding Shares not previously acquired by CVRD through the Offeror or one or more of its other wholly-owned Subsidiaries.

“Fund” shall mean any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, at any date of determination, without duplication, the sum of (i) all items that, in accordance with US GAAP, would be classified as (A) short-term debt, (B) current portion of long-term debt or (C) long-term debt, in each case on a Consolidated balance sheet of CVRD and its Subsidiaries, (ii) all Guarantees by CVRD and/or any of its Subsidiaries of obligations of any other Person that, in accordance with US GAAP, would be classified as (A) short-term debt, (B) current portion of long-term debt or (C) long-term debt, in each case on a Consolidated balance sheet of such other Person and (iii) to the extent not otherwise included in clause (i) or (ii), all obligations or Guarantees in respect of Capitalized Leases.

“Governmental Authority” shall mean any ministry, administrative department, agency, commission, bureau, board, regulatory authority, registry, instrumentality, corporation or other governmental body or entity, judicial or administrative body or court (including, without limitation, banking and taxing authorities), of, or owned or controlled by, as the case may be, any nation or government, or any state, province, city, municipal entity or other political subdivision thereof.

“Guarantee” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (iii) any obligation of such Person (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guarantee Agreement” shall mean a Guarantee Agreement in substantially the form of Exhibit E.

“Guarantor” shall mean, on and after the date on which any Person is required to execute and deliver a Guarantee Agreement, such Person.

“Inco” shall have the meaning ascribed to it in the recitals hereto.

“Indemnified Matters” shall have the meaning ascribed to it in Section 17(c).

“Indemnitee” shall mean any of the Lenders, the Joint Lead Arrangers, the Administrative Agent and their respective Affiliates, and each of their respective officers, directors, employees, representatives, attorneys and agents.

“Initial Guarantee and Collateral Requirement” shall mean that the Borrowers shall either (i) cause Inco to deliver to the Administrative Agent, no later than 60 days after the Final Purchase Date, a Guarantee Agreement in respect of all the obligations of the Borrowers under the Advance Documents (which Guarantee Agreement shall be in compliance with, and enforceable under, all applicable Laws), together with such customary certificates, opinions and other closing documents as the Administrative Agent may reasonably request, which in each case shall be in form and substance reasonably satisfactory to the Administrative Agent, or (ii) if the execution, delivery and performance of such Guarantee Agreement would (A) conflict in any material respect with, or result, directly or indirectly, in any material event of default under, any material contract of Inco or any of its Subsidiaries in existence as of the Effective Date or (B) cause a downgrade of Inco’s corporate credit rating by S&P or Moody’s or otherwise have a material adverse effect on the business, assets or financial condition Inco and its Subsidiaries, taken as a whole, cause the obligations of the Borrowers under the Advance Documents to be secured by a perfected first priority security interest in all the Equity Interests in Inco granted by the holder thereof (which shall be a Qualified Person) pursuant to a Pledge Agreement delivered to the Administrative Agent on or prior to the Pledge Delivery Date (which Pledge Agreement shall be in compliance with, and enforceable under, all applicable Laws), together with such customary certificates, opinions, evidence of perfection and priority and other closing documents as the Administrative Agent may reasonably request, which in each case shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Initial Lenders” shall mean the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial LIBOR Advance” shall mean any LIBOR Advance made on the Effective Date.

“Initial Shares” shall have the meaning ascribed to it in Section 10.1(g).

“Interest Expense” shall mean, for any period, the sum of all interest in respect of Funded Debt accrued or capitalized during such period (whether or not actually paid during such period), as determined in accordance with US GAAP; provided that, (i) for purposes of determining compliance with the covenant set forth in Section 14(b) for the first fiscal quarter ended after the Effective Date, Interest Expense for the Measurement Period then ended shall equal such sum for such fiscal quarter multiplied by four, (ii) for purposes of determining compliance with the covenant set forth in Section 14(b) for the second fiscal quarter ended after the Effective Date, Interest Expense for the Measurement Period then ended shall equal such sum for the two fiscal quarters then ended multiplied by two, and (iii) for purposes of determining compliance with the covenant set forth in Section 14(b) for the third fiscal quarter ended after the Effective Date, Interest Expense for the Measurement Period then ended shall equal such sum for the three fiscal quarters then ended multiplied by 4/3.

“Interest Payment Date” shall mean (i) with respect to any LIBOR Advance, the last day of each Interest Period applicable to such Advance and, if such Interest Period has a duration of more than three months, each day that occurs during such Interest Period every three months from the first day of such Interest Period, and (ii) with respect to any Base Rate Advance, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, (i) with respect to any Initial LIBOR Advance, (A) the time period commencing on and including the Effective Date and ending on but excluding the date which is one month after the Effective Date, and (B) each subsequent Interest Period beginning on the last day of the previous Interest Period and ending on but excluding the date which is one, two, three or six months (or, if available to all the Lenders (as confirmed by the Lenders to the Administrative Agent), nine or twelve months) thereafter, as selected by the Borrowers in the Disbursement Request for such Advance, and (ii) with respect to any LIBOR Advance made after the Effective Date, (A) the time period commencing on and including the Disbursement Date for such Advance and ending on but excluding the last day of the then current Interest Period applicable to the Initial LIBOR Advances, and (B) each subsequent Interest Period beginning on the last day of the previous Interest Period and ending on but excluding the last day of the corresponding Interest Period for the Initial LIBOR Advances; provided that if the Borrowers fail to select any particular Interest Period, the Borrowers will be deemed to have selected a period of one month for such Interest Period; and provided further that (I) if any Interest Period begins on a day in the initial calendar month of such Interest Period for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month, (II) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day, (III) no Interest Period shall extend beyond the Maturity Date, (IV) Interest Periods commencing on the same date for LIBOR Advances comprising part of the same Disbursement shall be of the same duration and (V) each Interest Period applicable to the Initial LIBOR Advances and ending on or prior to the last day of the Availability Period shall have a duration of one month.

“Interest Rate” with respect to any Advance shall mean (i) during such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Margin in effect from time to time and (ii) during such periods as such Advance is a LIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) LIBOR plus (B) the Margin in effect from time to time.

“Issuer” shall mean (i) Inco, (ii) any direct or indirect parent holding company of Inco (that in any case directly or indirectly owns and controls 100% of the Equity Interests in Inco), other than CVRD, or (iii) any Subsidiary of CVRD that has acquired and owns all or substantially all of the assets owned by Inco and its Subsidiaries as of the Effective Date.

“Joint Lead Arrangers” shall have the meaning ascribed to it in the preamble hereto.

“Judgment Currency” shall have the meaning ascribed to it in Section 17(d).

“Judgment Currency Conversion Date” shall have the meaning ascribed to it in Section 17(d).

“Law” shall mean any constitution, treaty, convention, statute, law, code, ordinance, decree, order, rule, regulation, guideline having the force of law, interpretation or any judicial or administrative decision now or hereafter in effect, and in each case as amended; provided that such Law is promulgated by a Governmental Authority having jurisdiction over the Person in question.

“Lenders” shall mean the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 19(c) for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“LIBOR” shall mean, for any Interest Period at any time, an interest rate per annum equal to the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period (or, if such Interest Period has a duration of less than one month, for a one-month period); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the rate under this definition shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period; provided further that solely with respect to the initial Interest Period for any LIBOR Advances made in connection with any Disbursement hereunder, unless the Borrowers shall have delivered a Disbursement Request relating to such Disbursement prior to 11:00 a.m. (New York City time) on the third Business Day prior to the proposed Disbursement Date, the rate under this definition for such LIBOR Advances shall be the higher of (i) the rate determined by the Administrative Agent in accordance with the foregoing as of approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period and (ii) the rate determined by the Administrative Agent in accordance with the foregoing as of approximately 11:00 a.m. (London time) on the date which is one Business Day prior to the beginning of such Interest Period.

“LIBOR Advance” shall mean an Advance that bears interest at a rate determined by reference to LIBOR.

“LIBOR Reserve” shall mean any reserve requirement established by the Board of Governors of the Federal Reserve System or any equivalent foreign banking authority to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding an Advance) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time).

“Lien” shall mean any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement having the practical effect of a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Parties” shall mean the Borrowers, the Guarantors (if any) and the Pledgors (if any).

“Losses” shall mean any liabilities, obligations, losses, damages (including foreseeable and unforeseeable consequential damages and punitive damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants fees and disbursements) of any kind or nature whatsoever.

“Margin” shall mean at any time, the rate per annum set forth opposite the Ratings at such time in the pricing grid below:

Date	S&P Rating	Moody’s Rating	Margin for LIBOR Advances	Margin for Base Rate Advances

Prior to and including the first anniversary of the Effective Date	A- or higher	A3 or higher	0.35%	0.00%
	BBB- or higher but less than A-	Baa3 or higher but less than A3	0.40%	0.00%
	BB+ or lower	Ba1 or lower	0.80%	0.00%

After the first anniversary of the Effective Date	A- or higher	A3 or higher	0.50%	0.00%
	BBB- or higher but less than A-	Baa3 or higher but less than A3	0.60%	0.00%
	BB+ or lower	Ba1 or lower	1.00%	0.00%

provided, however, that upon the occurrence and during the continuance of any Event of Default, the Margin shall increase by 2.00% per annum from the amounts listed above or, if such rate is not permissible under applicable law, a lower rate that is the maximum permitted under applicable law.

For purposes of the determining the Margin at any time: (i) if only one of S&P and Moody’s shall have in effect a Rating, the Margin shall be determined with reference to such Rating; (ii) if neither S&P nor Moody’s shall have in effect a Rating, the Margin will be the percentage set forth opposite the Rating of “BB+ or lower” for S&P and “Ba1 or lower” for Moody’s; (iii) if the Ratings established by S&P and Moody’s shall fall within different levels, the Margin shall be based upon the higher rating; provided that if the lower rating shall be less than BBB- by S&P or less than Baa3 by Moody’s, the lower rating shall control; (iv) if any Rating shall be changed at any time, any such change shall be effective as of the date following the date on which notice of such change is given to the Administrative Agent by any Loan Party or any Lender; and (v) if S&P or Moody’s shall change the basis on which ratings are established or the nomenclature for ratings issued by it, each reference to the Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be. Subject to clause (iv) above, the ratings in effect for any day are those in effect at the close of business on such day in New York City, New York, United States.

“Margin Stock” shall have the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Acquisition” shall mean any acquisition by CVRD or any Subsidiary of CVRD of all of the Equity Interests in any other Person, or of assets comprising a business unit or line of business of any other Person, in each case in a transaction involving total consideration in an amount in excess of US$1,000,000,000.

“Material Adverse Effect” shall mean, unless the context otherwise requires, any material adverse effect on the ability of any Loan Party to perform its payment obligations under the Advance Documents (which shall include, in the case of any Pledgor, the grant of a security interest in the applicable collateral pursuant to such Pledgor’s Pledge Agreement).

“Material Disposition” shall mean any sale, transfer or other disposition by CVRD or any Subsidiary of CVRD of all of the Equity Interests in any Subsidiary, or of assets comprising a business unit or line of business, in each case in a transaction involving total consideration in an amount in excess of US$1,000,000,000.

“Material Subsidiary” shall mean, as of any date of determination, any Subsidiary of CVRD having (i) assets in an amount equal to at least 5% of the amount of Consolidated Net Assets, (ii) revenues in an amount equal to at least 5% of the amount of total consolidated revenues, or (iii) Adjusted EBITDA in an amount equal to at least 5% of the amount of total Adjusted EBITDA, in each case of CVRD and its Subsidiaries for (or, in the case of clause (i), as of the end of) the most recently completed Measurement Period.

“Maturity Date” shall mean the second anniversary of the date of the initial Disbursement hereunder.

“Maximum Advance Amount” shall mean, at any time, the difference between (i) the Total Commitment and (ii) the aggregate principal amount of all Advances made prior to such time.

“Measurement Period” shall mean each period of four consecutive fiscal quarters of CVRD.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Cash Proceeds” shall mean:

(i)            with respect to any sale, lease, transfer, liquidation, collection, loss, damage, destruction, condemnation or other disposition of any asset of CVRD or any of its Subsidiaries (other than any Excluded Asset Sale) (each of the foregoing, other than any Excluded Asset Sale, being referred to as a “Disposition”), the excess, if any, of (A) the sum of cash and cash equivalents received in connection with such Disposition (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise and including payments under casualty insurance policies and condemnations awards (and payments in lieu thereof), but only as and when received) over (B) the sum of (1) the principal amount of any Debt (other than Debt under the Advance Documents) that is secured by such asset and that is required to be repaid in connection with such Disposition, (2) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by CVRD or its Subsidiaries in connection with such Disposition, (3) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith and (4) a reasonable reserve for any purchase price adjustment or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by CVRD or any of its Subsidiaries in connection with such Disposition (but excluding any purchase price adjustment or any indemnity that, by its terms, will not under any circumstances be made prior to the Maturity Date); provided, however, that (a) Net Cash Proceeds shall not include proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds are applied or intended to be applied to the repair, reconstruction or replacement of the affected property, and (b) Net Cash Proceeds shall not include any such amounts that are reinvested in tangible assets used or useful in the business of CVRD and its Subsidiaries within 12 months after the date of receipt thereof, up to an aggregate amount reinvested after the date hereof (in addition to amounts referred to in clause (a) above) of US$1,000,000,000 in the aggregate;

(ii)          with respect to the incurrence or issuance of any Debt by CVRD or any of its Subsidiaries (other than any Excluded Debt), the excess of (A) the sum of the cash and cash equivalents received in connection with such incurrence or issuance over (B) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by CVRD or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amounts referred to in clause (A); and

(iii)         with respect to the sale or issuance of any Equity Interests (including, without limitation, any Permitted Offering and the receipt of any capital contribution) by CVRD or any of its Subsidiaries (other than any sale or issuance of Equity Interests to CVRD or any of its Subsidiaries), the excess of (A) the sum of the cash and cash equivalents received in connection with such sale or issuance over (B) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by CVRD or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (A); provided, however, that Net Cash Proceeds shall not include any funds received in connection with the exercise of stock options granted to employees or directors of CVRD or any of its Subsidiaries.

“Notice Office” shall mean the office of the Administrative Agent located at Eleven Madison Avenue, New York, New York 10010, Attention: Thomas Lynch, Agency Group Manager, Telephone: (212) 325-9205, Facsimile: (212) 325-8304, e-mail: thomas.lynch@credit-suisse.com, or such other office as the Administrative Agent may hereafter designate in writing to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Joint Lead Arrangers or any Lender pursuant to the terms of this Agreement or any other Advance Document.

“OECD” shall mean the Organization for Economic Cooperation and Development.

“Offer Documents” shall have the meaning ascribed to it in the recitals hereto.

“Offer to Purchase” shall have the meaning ascribed to it in the recitals hereto.

“Offeror” shall have the meaning ascribed to it in the recitals hereto.

“Partially-Owned Subsidiary” means (i) each of Alumina do Norte do Brasil S.A. – Alunorte and Minerações Brasileiras Reunidas S.A. – MBR, in each case so long as such Person is a Subsidiary of CVRD but not a wholly-owned Subsidiary of CVRD, and (ii) any other Person of which more than 50% but less than 66 2/3% of (A) if such Person is a corporation, the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (B) if such Person is a trust or estate, the beneficial interest in such trust or estate, or (C) if such Person is a partnership, joint venture, limited liability company or other entity, the right or power to direct the business, management or policies, or to elect representatives responsible for the business, management or policies, in the case of any entity of which such Person or any of its Subsidiaries is a general partner, the general partner or, in any other case, such partnership, joint venture, limited liability company or other entity, is at the time directly or indirectly owned or controlled by CVRD, by CVRD and one or more of its other Subsidiaries or by one or more of CVRD’s other Subsidiaries.

“Patriot Act” shall have the meaning ascribed to it in Section 3(e).

“Payment Account” shall mean the account designated in Schedule 2 hereto, or any successor account designated by the Administrative Agent in writing to the Borrowers and the Lenders.

“Payment Approvals” shall mean all authorizations, consents, approvals and licenses of, and all filings and registrations with, all Governmental Authorities (including the Central Bank of Brazil), that are required in order to permit the Borrowers to make payments of principal, interest, fees and other amounts pursuant to the terms of the Advance Documents, other than notices to the Central Bank of Brazil required in connection with non-scheduled payments of principal of the Advances and the registration to be filed with the Central Bank of Brazil setting forth the schedule of payment dates for each Advance.

“Permitted Liens” shall mean: (i) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under the Advance Documents; (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (iv) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Permitted Offering” shall mean the offering and sale of Equity Interests in an Issuer, whether by such Issuer or by any selling shareholder, in an initial public offering or a follow-on public offering (and, if applicable, in a related private placement of Equity Interests of the same class effected concurrently with such public offering at the same offering price and otherwise on substantially the same terms as such public offering); provided that (i) all Net Cash Proceeds received by CVRD or any of its Subsidiaries in connection with such offering shall be applied to prepay the Advances in accordance with Section 5(e), (ii) after giving effect to such offering, CVRD shall continue to indirectly own through one or more Qualified Persons more than 50% of the Voting Interests in such Issuer and more than 50% of the economic interests in such Issuer (in each case, on terms that are, in the reasonable judgment of CVRD acting in good faith, no less favorable to CVRD than the terms of the Equity Interests that are offered and sold in such offering), and shall not directly own any of such Equity Interests, (iii) each of the Issuer and each holder (excluding Persons (other than CVRD and any Subsidiary of CVRD) that acquired such Equity Interests in such offering or any other Permitted Offering) of Equity Interests in the Issuer shall be a Qualified Person, and (iv) none of the Equity Interests in the Issuer, other than the Equity Interests that are offered and sold in such offering or any other Permitted Offering, shall constitute Margin Stock; provided further that after the consummation of an initial public offering by any Issuer, no Subsidiary or direct shareholder of such Issuer may consummate a Permitted Offering.

“Permitted Transferee” shall have the meaning ascribed to it in Section 13(c).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Pledge Agreement” shall mean a pledge agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which Equity Interests in one or more Subsidiaries of CVRD are pledged to secure all Obligations; provided that such agreement shall not contain additional covenants applicable to the Pledgor party thereto other than customary covenants relating to the Equity Interests covered thereby (including, without limitation, a covenant that any subsequently issued Equity Interests in the relevant issuer will be subject to the security interest created by such agreement except to the extent otherwise expressly provided herein).

“Pledge Delivery Date” shall mean the 90th day after the Final Purchase Date.

“Pledgor” shall mean, on and after the date on which any Person is required to execute and deliver a Pledge Agreement, such Person.

“Potential Assignee” shall have the meaning ascribed to it in Section 19(d).

“Prepayment Compensation” shall mean, with respect to prepayment of any LIBOR Advance, an amount equal to the Present Value, calculated as of the prepayment date, of the amount (if any) by which:

(i)           interest on the amount so prepaid would have been payable by the Borrowers, had the Borrowers not made such prepayment, on the next Interest Payment Date applicable to such Advance for the period beginning on the date of such prepayment and ending on such Interest Payment Date, at a rate equal to the then current Interest Rate for such Advance minus the Margin, exceeds

(ii)          the interest payment which would be received if the amount so prepaid were re-invested for the period beginning on the date of such prepayment and ending on such Interest Payment Date, at the LIBOR that would be applicable to such period, as would be determined two Business Days prior to such prepayment, such amount being deemed, for purposes of calculating the Present Value, to be receivable as of the next Interest Payment Date applicable to such Advance.

“Present Value” shall mean, for any amount receivable or deemed receivable on a specified future date, such amount discounted to present value based on the LIBOR that would be applicable for the period beginning on the calculation date and ending on such specified future date.

“Process Agent” shall have the meaning ascribed to it in Section 18(d).

“Promissory Note” shall have the meaning ascribed to it in Section 2(d).

“Qualified Lender” shall mean (i) any Potential Assignee identified to the Borrowers and as to which a Designation Notice has not been given as provided in Section 19(d), (ii) any leading international bank or other financial institution of which the senior unsecured long-term debt is rated BBB- or higher by S&P or Baa3 or higher by Moody’s, (iii) any top-tier Brazilian bank (as reasonably determined by the Joint Lead Arrangers), (iv) any other Person (other than an individual) approved by CVRD (such approval not to be unreasonably withheld or delayed), and (v) any Affiliate of any of the foregoing.

“Qualified Person” shall mean any Person (other than an individual) that is organized under the laws of the United States or any state thereof, Canada or any province thereof, Switzerland, Australia, Jersey, Bermuda, the Cayman Islands or any country that is a member of the European Union.

“Rating” shall mean, as of any date, the corporate foreign currency ratings of S&P and Moody’s then in effect for CVRD. Any rating indicated by any other rating agency and any rating indicated for or assigned to any debt security of CVRD shall be disregarded.

“Register” shall have the meaning ascribed to it in Section 19(g).

“Required Lenders” shall mean, at any time, Lenders owed or holding at least a majority in interest of the sum of the aggregate principal amount of the Advances outstanding at such time and the aggregate Available Commitments at such time.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” shall have the meaning ascribed to it in Section 13(f).

“Shares” shall have the meaning ascribed to it in the recitals hereto.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified EPF Amount” means, as to any EPF Lender, US$500,000,000.

“Stock Sale Proceeds” shall have the meaning ascribed to it in Section 13(e).

“Subsequent Acquisition Transaction” shall mean the acquisition of all the Shares not acquired pursuant to the Take-Over Bid by way of an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Inco and the Offeror or an Affiliate of the Offeror.

“Subsidiary” of any Person shall mean any Person of which (or in which) more than 50% of (i) if such Person is a corporation, the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) if such Person is a trust or estate, the beneficial interest in such trust or estate, or (iii) if such Person is a partnership, joint venture, limited liability company or other entity, the right or power to direct the business, management or policies, or to elect representatives responsible for the business, management or policies, in the case of any entity of which such Person or any of its Subsidiaries is a general partner, the general partner or, in any other case, such partnership, joint venture, limited liability company or other entity, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries

“Take-Over Bid” shall have the meaning ascribed to it in the recitals hereto.

“Taxes” shall have the meaning ascribed to it in Section 6(a).

“Total Commitment” shall mean the sum of the Commitments of each of the Lenders, which sum shall not exceed US$18,000,000,000.

“Transaction” shall mean (i) the acquisition of the Initial Shares pursuant to the Take-Over Bid, (ii) the acquisition of additional Shares by the Offeror on any subsequent take-up date following any extension of the Take-Over Bid, (iii) the acquisition of any remaining Shares by CVRD, through the Offeror or one or more of its other wholly-owned Subsidiaries, pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction, (iv) the refinancing of all or a portion of the Existing Inco Debt and (e) the payment of Transaction Costs in connection with the foregoing.

“Transaction Costs” shall mean the fees and expenses incurred by CVRD and its Subsidiaries in connection with the Transaction and the negotiation, preparation, execution, delivery and closing of this Agreement and the other Advance Documents.

“Type” shall refer to the distinction between Advances bearing interest at a rate determined by reference to the Base Rate and Advances bearing interest at a rate determined by reference to LIBOR.

“US Dollars” or “US$” shall mean the lawful currency of the United States of America.

“US GAAP” shall mean generally accepted accounting principles in the United States of America.

“Voting Interests” shall mean shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are entitled to vote for the election of directors (or persons performing similar functions) of such Person.

“Withholding Certificate” shall have the meaning ascribed to it in Section 6(c).

(b) In this Agreement and the other Advance Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Advance Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

(c) All accounting terms not specifically defined herein shall be construed in accordance with US GAAP as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in US GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in US GAAP or in the application thereof, then such provision shall be interpreted on the basis of US GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(d) Any amount specified in this Agreement (other than in Section 2, 3, 4, 5, 6, 7, 8, 16, 17, 19 and 20) or any of the other Advance Documents to be in US Dollars shall also include the equivalent of such amount in any currency other than US Dollars, such equivalent amount to be determined at the rate of exchange quoted by CS in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in US Dollars with such other currency.

Section 2. The Commitments; Promissory Notes; Commitment Fee:

(a) Each Lender agrees, severally and not jointly, subject to the terms and conditions and relying upon the representations and warranties hereinafter set forth in this Agreement, to make up to 10 advances to the Borrowers (each, an “Advance”) from time to time on any Business Day during the Availability Period, in US Dollars, in an aggregate principal amount up to and including, but not to exceed, the amount of such Lender’s Available Commitment and as to all Lenders in an aggregate principal amount up to, but not to exceed, the Maximum Advance Amount. Amounts borrowed under this Section 2(a) and repaid or prepaid may not be reborrowed.

(b) The Total Commitment (and the Commitment of each Lender), unless sooner terminated pursuant to the terms of this Agreement, shall be automatically terminated at the Administrative Agent’s close of business on the earlier to occur of (i) the last day of the Availability Period and (ii) the date on which a prepayment of the Advances pursuant to Section 5(f) or (g) occurs or is required. The Commitments once terminated may not be reinstated.

(c) Upon prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), which is received by 11:00 a.m. New York City time at least three Business Days in advance of the effectiveness of the proposed action, the Borrowers shall have the right, without premium or penalty, to terminate or partially reduce the Total Commitment; provided that (i) any such termination or partial reduction shall apply proportionately to and permanently reduce the Commitment of each of the Lenders and (ii) any partial reduction pursuant to this Section 2(c) shall be in the amount of US$250,000,000 or an integral multiple of US$50,000,000 in excess thereof.

(d) The Borrowers agree that upon notice by any Lender to the Borrowers (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrowers shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a promissory note substantially in the form of Exhibit A (a “Promissory Note”), payable to such Lender in a principal amount equal to the Commitment and outstanding Advances of such Lender. All references to Promissory Notes in the Advance Documents shall mean the Promissory Notes, if any, to the extent issued hereunder.

(e) The Borrowers shall pay a fee (the “Commitment Fee”) to the Administrative Agent for the account of each Lender for the period from the Effective Date until the last day of the Availability Period, which shall accrue from the Effective Date and be due and payable quarterly in arrears, starting on the last Business Day of the month which is three months after the Effective Date, and on the last day of the Availability Period. The Commitment Fee payable to each Lender shall accrue at the rate of 0.15% per annum on the daily average of the amount of such Lender’s Available Commitment (if any) during such quarter or other applicable period. The Commitment Fee shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed during the relevant period. The Administrative Agent’s determination of the Commitment Fee shall be deemed conclusive absent manifest error.

Section 3. Making of the Advances; USA PATRIOT Act Notice:

(a) Subject to Section 10 hereof, Advances shall be made by the Lenders (pro rata based on their respective Commitments) upon receipt by the Administrative Agent of a request for Disbursement, substantially in the form of Exhibit B hereto (each, a “Disbursement Request”), during the Availability Period, no later than 11:00 a.m. New York City time on the first Business Day prior to the proposed Disbursement Date. Each Disbursement Request must specify (A) the proposed Disbursement Date, (B) the principal amount of the Advances requested, which will be in the principal amount of US$250,000,000 or an integral multiple of US$50,000,000 in excess thereof, (C) the Type of Advances requested and (D) in the case of a Disbursement consisting of LIBOR Advances, all Interest Periods applicable thereto from the proposed Disbursement Date to the Maturity Date. The Administrative Agent shall promptly (and in any event no later than 12:00 noon New York City time on the day on which the Administrative Agent receives such notice, if received by 11:00 a.m. New York City time on such day) advise the Lenders by fax or electronic transmission of its receipt of the Disbursement Request, and of the proposed Disbursement Date and the pro rata amount of each Lender’s Advance to be calculated in accordance with the respective amount of the Commitment of each Lender. Each Disbursement Request shall be irrevocable and binding on the Borrowers.

(b) The failure of any Lender to make its Advance on any Disbursement Date shall not in itself relieve any other Lender of its obligation to make its Advance (it being understood, however, that no Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make the Advance required to be made by such other Lender).

(c) Each Lender shall make each Advance to be made by it hereunder on the Disbursement Date thereof, not later than 11:00 a.m. New York City time, by wire transfer of immediately available funds in US Dollars, to the Payment Account. The Administrative Agent will make such Advances received from the Lenders available in US Dollars to the Borrowers, not later than 12:00 noon New York City time, on the Disbursement Date, by transfer or credit to the Borrowers’ Account (or in such other manner as agreed between the Borrowers and the Administrative Agent), subject to the fulfillment of the conditions precedent set forth in Section 10. Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Disbursement Date that such Lender does not intend to make available to the Administrative Agent such Lender’s Advance to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Disbursement Date and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the Federal Funds Rate and (ii) if recovered from the Borrowers, the rate of interest applicable to the respective Advance, as determined pursuant to Section 4. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of the Disbursement made on such Disbursement Date for all purposes. Nothing in this Section 3(c) shall be deemed to relieve any Lender from its obligation to make Advances hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Advances hereunder.

(d) Anything in Section 3(a) above to the contrary notwithstanding, the Borrowers may not select LIBOR Advances for any Disbursement if the obligation of the Lenders to make LIBOR Advances shall then be suspended pursuant to Section 7.

(e) Each Lender and the Administrative Agent (for itself and not on behalf of any Lender), hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the Lenders subject thereto are required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 4. Interest:

(a) The Borrowers shall pay interest on each outstanding Advance from the Disbursement Date thereof until such Advance is repaid (whether at maturity, by acceleration or otherwise) at the Interest Rate in effect from time to time for such Advance.

(b) Any overdue interest (to the extent permitted by law) or any other amounts due and payable under this Agreement that are past due (whether at their stated maturity, by acceleration or otherwise) shall bear interest at the Interest Rate applicable to (i) in the case of overdue principal on any Advance or interest on such principal, the Interest Rate applicable to such principal, and (ii) in all other cases, the Interest Rate that would be applicable to Base Rate Advances at such time, in each case calculated from the date such amount is due until such amount is paid in full.

(c) The Administrative Agent shall calculate the interest amount in respect of Base Rate Advances on the basis of a year of 365 or 366 days and in respect of LIBOR Advances or amounts bearing interest at the Federal Funds Rate on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) elapsed and shall promptly notify the Lenders and the Borrowers of such amount. The Administrative Agent’s calculation shall be deemed conclusive absent manifest error.

(d) Accrued interest on any Advance shall be due and payable in arrears to the Administrative Agent for the account of the Lenders upon any payment of such Advance and on each Interest Payment Date. However, interest accruing according to Section 4(b) shall be due and payable from time to time on demand of each Lender.

Section 5. Repayments; Prepayments:

(a) The Borrowers shall repay to the Administrative Agent for the benefit of the Lenders the aggregate outstanding principal amount of the Advances on the Maturity Date.

(b) Except as otherwise specifically provided herein, all payments under this Agreement or under any other Advance Document shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 noon (New York City time) on the date when due, irrespective of any right of counterclaim, deduction or set-off, and shall be made in US Dollars in immediately available funds at the Administrative Agent’s Payment Account. Any payments under this Agreement that are made later than 12:00 noon (New York City time) on any day shall be deemed to have been made on the next succeeding Business Day unless the Administrative Agent otherwise elects in its sole discretion. If the due date of any payment under this Agreement or under any other Advance Document would fall on a day which is not a Business Day, such date shall be extended to the next Business Day and interest shall be payable for the amount so extended for the period of such extension, unless such Business Day falls in the next calendar month, in which case the payment shall be due on the immediately preceding Business Day.

(c) The Borrowers may prepay the Advances in whole or in part, without premium or penalty, which pre-payment shall in each case be made together with accrued and unpaid interest on the principal amount so prepaid; provided that: (i) the Borrowers shall give the Administrative Agent notice by 11:00 a.m. (New York City time) at least two Business Days prior to each such pre-payment (which notice, if given, shall be irrevocable), (ii) each such notice of partial pre-payment shall specify the amount of the Advances being pre-paid, which, in the case of any partial prepayment, amount shall be US$250,000,000 or an integral multiple of US$50,000,000 in excess thereof and (iii) if the Borrowers make any payment of principal of any LIBOR Advance on any day, other than the last day of the Interest Period applicable thereto, the Borrowers shall pay to each Lender, upon demand, through the Administrative Agent, Prepayment Compensation calculated as of the date of such prepayment. Unless otherwise specified by the Borrowers, all voluntary prepayments under this clause (c) shall be applied first to Base Rate Advances to the full extent thereof and then to LIBOR Advances, in each case in a manner that minimizes the amount of any Prepayment Compensation payable by the Borrowers.

(d) If on any date the sum of the aggregate outstanding principal amount of Advances exceeds the Total Commitment as then in effect, the Borrowers shall prepay on such date the principal outstanding of Advances in an aggregate amount equal to such excess.

(e) The Borrowers shall, within 35 days after the date of receipt of any Net Cash Proceeds by CVRD or any of its Subsidiaries, prepay an aggregate principal amount of the Advances in an amount equal to the amount of such Net Cash Proceeds; provided that the Borrowers shall not be required to make any such prepayment with respect to Net Cash Proceeds received by a Partially-Owned Subsidiary except to the extent that such Net Cash Proceeds shall have been distributed to CVRD or any of its Subsidiaries (other than a Partially-Owned Subsidiary) as a dividend payment, redemption of Equity Interests, return of capital, loan or otherwise, in which case the aggregate principal amount of the Advances to be prepaid shall be equal to the portion of such Net Cash Proceeds so distributed.

(f) If CVRD, through the Offeror or one or more of its other wholly-owned Subsidiaries, shall have failed to acquire 100% of the Shares within 180 days after the Effective Date, the Borrowers shall, on the first Business Day following such 180th day, prepay the aggregate outstanding principal amount of the Advances.

(g) (i) In the event that the Borrowers shall have failed to satisfy the Initial Guarantee and Collateral Requirement on the terms set forth in the definition thereof, the Borrowers shall, in accordance with this Section 5(g), offer to prepay the aggregate principal amount of all Advances then outstanding. (ii) Within 15 days after the Pledge Delivery Date (or, if clause (ii) of the definition of Initial Guarantee and Collateral Requirement is not applicable, on the date that is 60 days after the Final Purchase Date), the Borrowers shall provide a notice to the Administrative Agent stating the date on which such prepayment shall be made (the “Prepayment Date”), which shall be no later than the 30th day following the Pledge Delivery Date (or, if clause (ii) of the definition of Initial Guarantee and Collateral Requirement is not applicable, the date that is 60 days after the Final Purchase Date). (iii) The Administrative Agent shall promptly notify the Lenders of the Prepayment Date. Any Lender may, at its option, elect not to receive such prepayment by giving written notice of such election to the Administrative Agent and the Borrowers by 11:00 a.m. (New York City time) on the 10th Business Day immediately preceding the Prepayment Date. (iv) On the Prepayment Date, the Borrowers shall prepay the aggregate principal amount of the Advances of each Lender that has not made an election not to receive such prepayment.

(h) If, after the Effective Date, (i) any Loan Party shall deny in writing any of its obligations under any Advance Document to which it is a party, (ii) any Law shall purport to render invalid, or preclude enforcement of, any material provision of any Advance Document or prohibit, materially delay or materially impair the obligations of any Loan Party thereunder, or (iii) any Advance Document shall otherwise cease to be in full force and effect, the Administrative Agent shall, upon request by the Required Lenders, by written notice to the Borrowers and the Administrative Agent, declare the Commitments of the Lenders to be terminated, whereupon the same shall forthwith terminate, and/or declare the entire unpaid principal amount of the Advances and any Promissory Notes, all interest accrued and unpaid thereon and all other amounts payable by the Borrowers hereunder to be forthwith due and payable, whereupon the Borrowers shall be obligated forthwith to make payment of the Advances, the Promissory Notes, all such interest and all such other amounts, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers.

(i) All prepayments under clause (d), (e), (f), (g) or (h) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that if any such prepayment in respect of LIBOR Advances is made other than on the last day of the Interest Period applicable thereto, the Borrowers shall also pay to each Lender, upon demand through the Administrative Agent, Prepayment Compensation calculated as of the date of such prepayment.

(j) All prepayments under clause (d), (e), (f), (g) or (h) shall be applied first to Base Rate Advances to the full extent thereof and then to LIBOR Advances, in each case in a manner that minimizes the amount of any Prepayment Compensation payable by the Borrowers; provided, however, that any prepayment under clause (g) shall be applied on a pro rata basis to the then outstanding Advances being prepaid irrespective of whether such Advances are Base Rate Advances or LIBOR Advances if any Lender shall have made an election not to receive its portion of such prepayment; provided further that any prepayment under clause (e) in respect of Net Cash Proceeds received by CVRD or any of its Subsidiaries from any Export Prepayment Facility entered into after the date hereof shall, so long as no Event of Default shall have occurred and be continuing at the applicable EPF Closing Date, be applied as follows:

(i) first, the amount of such prepayment shall be applied to outstanding Advances then owing to the applicable EPF Lenders, in each case as provided above in this clause (j), in an amount for each such EPF Lender not to exceed the lesser of (A) the amount of such EPF Lender’s commitment under such Export Prepayment Facility as of the applicable EPF Closing Date and (B) the Specified EPF Amount for such EPF Lender (less the amount of any prepayments previously made to such EPF Lender under this clause (i)), provided that the aggregate amount applied pursuant to this clause (i) in respect of all Export Prepayment Facilities shall not exceed US$5,000,000,000; and

(ii) second, the remaining amount, if any, of such prepayment shall be applied to all outstanding Advances (including any Advances owing to EPF Lenders) as provided above in this clause (j) (without giving effect to the second proviso thereto).

Section 6. Taxes:

(a) Except as set forth in Section 6(b), the Borrowers shall pay all amounts due to Lenders or the Administrative Agent under the Advance Documents free and clear of all and any deduction or withholding of any present or future taxes, levies, imposts, charges, withholdings, penalties or fines (including any additions thereto and interest thereon) imposed or levied by any jurisdiction (i) in which any Borrower is incorporated, (ii) in which such tax, levy, impost, charge, withholding, penalty or fine is imposed by reason of the activities of Borrowers that are attributable to that jurisdiction or (iii) from which such amounts are paid, or by any political subdivision or taxing authority of such jurisdiction, except taxes imposed on the Lenders’ or the Administrative Agent’s income on a net income basis by the jurisdiction under which each Lender is incorporated or in which its applicable lending office is located (collectively, “Taxes”).

(b) If any Borrower is required under applicable law to deduct or withhold any amount of Taxes, the Borrowers shall timely pay when and as due such amount of Taxes to the relevant taxing authority of the jurisdiction or subdivision imposing such Taxes or as otherwise specified under applicable law, and shall pay an additional amount to the Lenders such that, after deduction or withholding of such Taxes, including deduction or withholding in respect of such additional amounts, each Lender will receive an amount equal to the sum it would have received had no such deductions or withholdings been required to be made.

(c) The Lenders shall furnish to the Borrowers any reasonably requested certification, identification, information or documentation (each, a “Withholding Certificate”) or shall otherwise comply, upon reasonable request by the Borrowers, with any reporting requirement if (i) furnishing such Withholding Certificate or compliance with such requirement is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Taxes for which the Borrowers are required to pay additional amounts pursuant to Section 6(b) and (ii) at least 30 days prior to the first date with respect to which the Borrowers shall apply this clause, the Borrowers have notified any such Lender that it will be required to comply with such requirement. Notwithstanding the foregoing, no Lender shall be required to furnish a Withholding Certificate or to comply with any other reporting requirement described in the preceding sentence that it is not legally able to furnish or comply with.

(d) The Borrowers shall, within 30 days of making any payment of any deduction or withholding of Taxes in accordance with Section 6(b), furnish to the Administrative Agent a true and complete copy of the official receipts evidencing such payment.

(e) The Borrowers shall indemnify each Lender and the Administrative Agent for the full amount of Taxes or any penalties, interest and expenses arising therefrom paid by the Lenders or the Administrative Agent (on behalf of a Lender). This indemnification shall be made within 45 days from the date the Administrative Agent makes written request therefor.

(f) Each Lender shall, upon the occurrence of any event giving rise to the operation of Section 6(b) or (e) with respect to such Lender and upon timely request by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Advances affected by such event; provided that such designation is made on such terms that, in the sole judgment of such Lender, such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequences of the event giving rise to the operation of such Section. Nothing in this Section 6(f) shall affect or postpone any of the Obligations of the Borrowers, or any of the rights of any Lender, under this Section 6.

(g) The Borrowers shall pay, and hold each of the Lenders harmless from and against, any and all present and future stamp, excise and other similar fees or taxes with respect to any of the transactions contemplated by or reasonably incidental to this Agreement and shall hold each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent such liability arises solely as a result of an act of such Lender or, if reasonably and timely requested to act by the Borrowers, an omission of such Lender) to pay such taxes.

Section 7. Illegality; Increased Costs:

(a) If, after the Effective Date, the introduction of, or any change in, any applicable Law, or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority shall make it unlawful or impossible for such Lender to make, maintain or fund the Advances, such Lender forthwith shall promptly notify the Administrative Agent and the Borrowers in writing, whereupon the obligation of the affected Lender to effect the Advances shall be terminated. Upon receipt of such notice, the Borrowers shall:

(i) prepay in full the then-outstanding principal amount of the Advances of the affected Lender, together with interest accrued thereon, on either (A) the last day of the Interest Period then applicable thereto if the affected Lender may lawfully continue to maintain and fund the Advances to such day or (B) within 10 Business Days (or, if less, the maximum permitted by applicable Law) if the affected Lender may not lawfully continue to fund and maintain the Advances to the last day of the Interest Period then applicable thereto;

(ii) Convert each LIBOR Advance into a Base Rate Advance pursuant to Section 8, to the extent permitted thereunder, prior to the date on which any prepayment would be due under clause (i) above; or

(iii) replace the affected Lender in accordance with Section 7(e) (and in any event prior to the date on which any prepayment would be due under clause (i) above).

(b) If, due to either (i) the introduction of or any change in or in the interpretation of any Law (other than any change by way of imposition or increase of reserve requirements included in the definition of LIBOR Reserve) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining LIBOR Advances (excluding, for purposes of this Section 7(b), any such increased costs resulting from (A) Taxes (or other taxes, levies, imposts, charges, withholdings, penalties or fines that would be included in the definition of the term “Taxes” but for the specific exceptions set forth in Section 6(a)), as to which Section 6 shall govern, and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its lending office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that the Borrowers shall not be responsible for costs under this Section 7(b) arising more than 180 days prior to the receipt by the Borrowers of the demand from the affected Lender pursuant to this Section 7(b); provided further that a Lender claiming additional amounts under this Section 7(b) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative

Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder; provided, however, that the Borrowers shall not be responsible for costs under this Section 7(c) arising more than 180 days prior to receipt by the Borrowers of the demand from the affected Lender pursuant to this Section 7(c). A certificate as to such amounts submitted to the Borrowers by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(d) If Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances notify the Administrative Agent that LIBOR for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their LIBOR Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (i) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist and (ii) each such LIBOR Advance (A) will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance if all necessary authorizations, consents, approvals and licenses of, and all necessary filings and registrations with, all Governmental Authorities (including the Central Bank of Brazil) for such Conversion shall have been obtained or made and certified copies thereof shall have been delivered to the Administrative Agent or (B) otherwise shall be prepaid in full, together with accrued interest thereon.

(e) If any Lender (i) asserts, pursuant to Section 7(a), that it is unlawful or impossible for such Lender to make, maintain or fund Advances, (ii) demands payment of costs or additional amounts pursuant to Section 7(b) or (c), or (iii) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 20(a) (other than Section 20(a)(v)) requires the consent of all the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then in each case (subject to such Lender’s right to rescind such assertion or demand or grant such consent within two Business Days after the notice from the Borrowers referred to below) the Borrowers may replace the affected Lender, upon five Business Days’ prior written notice to the Administrative Agent and the affected Lender, by requiring that the affected Lender enter into an assignment of its outstanding Advances and Commitment to another Person pursuant to Section 19(c); provided that (A) the Borrowers have satisfied all of their obligations under the Advance Documents relating to such Lender, (B) any replacement Person designated by the Borrowers for such purpose is an Eligible Assignee and is not a Designated Assignee and (C) the Borrowers have paid the Administrative Agent the US$3,500 administrative fee required by Section 19(c), if applicable, and the replaced Lender shall have received an amount equal to the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other outstanding Obligations then due and owing to it from the replacement Person.

Section 8. Conversion of Advances:

The Borrowers may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 7, Convert all or any portion of the Advances of one Type comprising the same Disbursement into Advances of the other Type; provided, however, that (a) any Conversion of LIBOR Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such LIBOR Advances, (b) any Conversion of Base Rate Advances into LIBOR Advances shall be in an amount not less than the minimum amount specified in Section 3(a), (c) no Conversion of any Advances shall result in more than 10 separate Disbursements, (d) each Conversion of

Advances comprising part of the same Disbursement shall be made ratably among the Lenders in accordance with their Commitments, and (e) no such Conversion shall be permitted unless all Payment Approvals shall have been obtained or made and certified copies thereof shall have been delivered to the Administrative Agent. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into LIBOR Advances, the duration of all Interest Periods applicable thereto from the proposed Conversion date to the Maturity Date. Each notice of Conversion shall be irrevocable and binding on the Borrowers.

Section 9. Use of Proceeds:

The proceeds of the Advances shall be available (and the Borrowers agree that they shall use such proceeds) (a) with respect to the proceeds made available on the Effective Date, solely to fund the consideration payable by the Offeror to shareholders of Inco under the Take-Over Bid for the acquisition of the Initial Shares on the first Business Day following the Effective Date, (b) with respect to the proceeds made available on any subsequent Disbursement Date following an extension of the Take-Over Bid, to fund the consideration payable on such date by the Offeror to shareholders of Inco under the Take-Over Bid for the acquisition of any additional Shares, (c) on the Final Purchase Date, to fund the consideration payable by the Offeror to shareholders of Inco under a Compulsory Acquisition or Subsequent Acquisition Transaction for the acquisition of the remaining Shares and (d) at any time, (i) to refinance Existing Inco Debt, (ii) to provide working capital to Inco and its Subsidiaries and support synthetic letters of credit issued for the benefit of Inco or any of its Subsidiaries and (iii) to pay Transaction Costs; provided that (A) if the aggregate amount required by the Borrowers on any Disbursement Date for the foregoing purposes is less than US$250,000,000, the Borrowers may nonetheless request Advances on such Disbursement Date in an aggregate amount equal to (I) US$250,000,000 plus (II) an additional amount equal to US$50,000,000 or an integral multiple of US$50,000,000 in excess thereof but not exceeding US$300,000,000 in the aggregate, and (B) if the aggregate amount required by the Borrowers on any Disbursement Date for the foregoing purposes is more than US$250,000,000 but less than an integral multiple of US$50,000,000 in excess thereof, the Borrowers may nonetheless request Advances on such Disbursement Date in an aggregate amount equal to (I) the next highest integral multiple of US$50,000,000 in excess of US$250,000,000 plus (II) an additional amount equal to US$50,000,000 or an integral multiple of US$50,000,000 in excess thereof but not exceeding US$300,000,000 in the aggregate, in each case so long as any proceeds thereof not applied in accordance with this Section 9 on such Disbursement Date (the amount of such proceeds being the “Excess Amount”) are thereafter applied in accordance with this Section 9 before any other Disbursement is made hereunder or concurrently therewith.

Section 10. Conditions Precedent:

10.1        This Agreement shall become effective on the date on or before January 8, 2007 (the “Effective Date”) on which each of the following conditions is satisfied (and the obligation of each Lender to make an Advance on the occasion of the initial Disbursement on the Effective Date shall be subject to the following conditions precedent):

(a) The Administrative Agent shall have received the following documents and instruments at its Notice Office, each duly authorized and executed by each party thereto: (i) this Agreement; and (ii) a Promissory Note for the account of each Lender to the extent requested pursuant to the terms of Section 2(d), in the amount, having the maturity and as otherwise provided herein.

(b) On and as of the Effective Date (i) there shall exist no Default and (ii) all representations and warranties contained herein and in the other Advance Documents shall be true and correct.

(c) The Administrative Agent shall have received a certificate from each Borrower, dated as of the Effective Date, duly executed by (x) in the case of CVRD, two Directors or authorized officers of such Person, and (y) in the case of each of RD Jersey and CVRD USA, one Director or authorized officer of such Person, in each case substantially in the form of Exhibit C hereto, with appropriate insertions, together with copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of such Person, the resolutions of such Person referred to in such certificate and, in the case of CVRD USA, a copy of a certificate of the Secretary of State of the State of Delaware, dated reasonably near the Effective Date, relating to the existence, good standing and organizational documents of CVRD USA.

(d) The Administrative Agent shall have received an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Effective Date, of (i) the Corporate General Counsel of CVRD, in substantially the form of Exhibit F-1 hereto and as to such other matters as the Administrative Agent may reasonably request, (ii) Cleary Gottlieb Steen & Hamilton LLP, counsel to the Loan Parties, in substantially the form of Exhibit F-2 hereto and as to such other matters as the Administrative Agent may reasonably request, (iii) Ogier, Jersey counsel to RD Jersey, in substantially the form of Exhibit F-3 hereto and as to such other matters as the Administrative Agent may reasonably request and (iv) Machado, Meyer, Sendacz e Opice, Brazilian counsel to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received the letter from the Process Agent agreeing to act as such Process Agent and to forward forthwith all process received by it as such Process Agent to CVRD and RD Jersey.

(f) The Borrowers shall have paid to the Administrative Agent and each Lender all reasonable documented costs and invoiced expenses (including, without limitation, reasonable and documented legal fees and expenses) payable to the Administrative Agent and the Lenders to the extent then due and in accordance with the Fee Letter and the Advance Documents.

(g) There shall have been validly deposited pursuant to the Offer Documents and not withdrawn at the expiry time of the Take-Over Bid at least 66?% of the Shares on a fully diluted basis (the Shares so deposited, the “Initial Shares”).

(h) Except as set forth on Schedule 4, all conditions set forth in Section 4 of the Offer to Purchase for the acquisition of the Initial Shares (without any modification or waiver that is adverse in any material respect to the Lenders or the Administrative Agent unless approved by the Joint Lead Arrangers (such approval not to be unreasonably withheld or delayed)), other than payment by the Offeror of the purchase price to the shareholders of Inco, shall have been satisfied or waived for the acquisition of the Initial Shares in accordance with the terms set forth in the Offer Documents (without any modification or waiver thereof that is adverse in any material respect to the Lenders or the Administrative Agent or any change in the purchase price unless approved by the Joint Lead Arrangers (such approval not to be unreasonably withheld or delayed); provided that the expiry date of the Take-Over Bid may be extended to a date not later than January 8, 2007); provided that, for purposes of this Section 10.1(h), and notwithstanding the foregoing, (i) the Offeror shall not be entitled to make, and CVRD hereby agrees that it shall not permit the Offeror to make, any determination with respect to any condition set forth in Section 4(b), (f), (g) or (h) of the Offer Documents that is subject to its judgment or discretion (other than any such determination that would cause such condition to fail to be satisfied), and any such determination shall be ineffective for purposes of this paragraph, unless the Joint Lead Arrangers shall have made a similar determination with respect to the relevant condition exercising their reasonable judgment, such determination not to be unreasonably delayed, and (ii) the Offeror shall not be entitled to make, and CVRD hereby agrees that it shall not permit the Offeror to make, any determination with respect to any condition set forth in Section

4(c), (d), (e) or (i) of the Offer Documents that is subject to its judgment or discretion (other than any such determination that would cause such condition to fail to be satisfied), and any such determination shall be ineffective for purposes of this Section 10.1(h), unless such determination is not adverse in any material respect to the Lenders or the Administrative Agent or is otherwise approved by the Joint Lead Arrangers (such approval not to be unreasonably withheld or delayed).

(i) If the sum of (i) the aggregate consideration payable by the Offeror pursuant to the Take-Over Bid (assuming that 100% of the Shares will be acquired thereunder), (ii) all amounts to be paid in connection with the repayment of Existing Inco Debt (as reasonably estimated by CVRD), (iii) all amounts required to fund working capital requirements of Inco and its Subsidiaries (as reasonably estimated by CVRD) and (iv) the Transaction Costs, shall exceed the amount of the Total Commitment, then CVRD shall have caused, directly or indirectly, the Offeror to make payments from CVRD’s own funds to shareholders of Inco for the acquisition of Initial Shares in an amount equal to such excess.

(j) The Administrative Agent shall have received (i) Canadian GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Inco and its Subsidiaries for the 2003, 2004 and 2005 fiscal years, (ii) if available or in the possession of CVRD, Canadian GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Inco and its Subsidiaries for each subsequent fiscal quarter ended at least 45 days before the Effective Date, (iii) US GAAP audited Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of CVRD and its Subsidiaries for the 2003, 2004 and 2005 fiscal years, and (iv) US GAAP unaudited Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of CVRD and its Subsidiaries for each subsequent fiscal quarter ended at least 45 days before the Effective Date.

(k) The Administrative Agent shall have received pro forma Consolidated balance sheets and related pro forma Consolidated statements of income and cash flows of CVRD and its Subsidiaries as of and for the twelve-month period ending on December 31, 2005 and the six-month period ending on June 30, 2006, prepared, in each case, after giving effect to the Transaction (it being understood that such pro forma financial statements shall be based on publicly-available financial statements of Inco and its Subsidiaries) as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(l) The Administrative Agent shall have received a certificate from the chief financial officer of CVRD in substantially the form of Exhibit G certifying that CVRD and its Subsidiaries, on a Consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent.

(m) All requisite governmental approvals (including all Payment Approvals) required to be obtained by the Borrowers in order to allow the execution and delivery of the Advance Documents and the incurrence and repayment of the Debt thereunder shall have been obtained and a certified copy thereof shall have been delivered to the Administrative Agent; provided that the foregoing shall not apply to any registration (but excluding any approval or consent) required to be filed with the Central Bank of Brazil to indicate the schedule of payment dates for each Advance or in connection with any prepayment of the Advances.

(n) The Administrative Agent shall have received, on or prior to the Effective Date, all documentation and other information requested by the Administrative Agent in order to permit compliance by the Lenders with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

10.2        The obligation of the Lenders to make each Advance on any Disbursement Date is subject to fulfillment of the following conditions precedent:

(a) All representations and warranties are true and correct on and as of such Disbursement Date, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date.

(b) No Default has occurred and is continuing, or would result from such Advance.

(c) No change has occurred in the applicable Laws affecting the legality of the Transaction.

(d) The Administrative Agent and the Lenders shall have received a copy of any additional Payment Approval required in connection with such Advance and, following any change in applicable requirements, policies or circumstances after the Effective Date, of any new or revised corporate or other approvals necessary for any Loan Party to enter into, or perform its obligations under, the Advance Documents to which it is a party.

(e) Delivery by the Borrowers and proper receipt by the Administrative Agent of a Disbursement Request with respect to such Advance in accordance with Section 3(a).

(f) The Administrative Agent and the Lenders to have received all reasonable and documented fees and invoiced and reimbursable expenses owed by the Borrowers in respect of the facility contemplated under the Advance Documents to the extent then due and in accordance with the Fee Letter and the Advance Documents.

(g) After giving effect to such Advance, the aggregate Available Commitments of all the Lenders shall be at least equal to the amount required to purchase any Shares not purchased by the Offeror or any other wholly-owned Subsidiary of CVRD as of such Disbursement Date, except to the extent of any Excess Amount included in the Advances made on such Disbursement Date (as reasonably estimated by CVRD and set forth in the relevant Disbursement Request).

(h) The proceeds of all Advances obtained by the Borrowers prior to such Disbursement Date (including, without limitation, any Excess Amount included in such Advances) shall have been applied or will be applied contemporaneously with the proceeds of such Advances in accordance with Section 9.

10.3        For purposes of determining compliance with the conditions specified in Section 10.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Advance Documents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lenders’ ratable portion of the Advances to be made on the Effective Date.

Section 11. Representations and Warranties:

Each Borrower hereby makes the following representations and warranties, on and as of the Effective Date and each Disbursement Date (both before and after giving effect to the Advances made on such date):

(a) It is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power, authority and legal right to borrow the Advances contemplated herein and to execute, deliver and perform this Agreement and each other Advance Document to which it is a party.

(b) The execution, delivery and performance by it of this Agreement and each other Advance Document to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate actions, do not violate any of its constituent documents, and do not violate in any material respect any provision of applicable Law. Furthermore, the issuance of the Promissory Notes and each Advance contemplated under this Agreement will not result in the breach of, constitute a default, or require any consent under (i) any material agreement, instrument or document to which such Borrower is a party or by which such Borrower or any property of such Borrower may be bound or affected or (ii) any agreement, instrument or document to which any Subsidiary of such Borrower is a party or by which any such Subsidiary or any property of any such Subsidiary may be bound or affected except, in the case of this clause (ii), as would not reasonably be expected to have a Material Adverse Effect.

(c) No Payment Approvals are required under applicable Law for such Borrower to undertake the Advances contemplated by this Agreement, and to fulfill its obligations under the Advance Documents, except for the ROF (Registro de Operação Financeira) issued by the Central Bank of Brazil, which has been duly obtained.

(d) Each of this Agreement and the other Advance Documents to which it is a party has been duly executed and delivered by such Borrower and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(e) Neither such Borrower nor any of its Subsidiaries is an “investment company” or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(f) The annual and quarterly Consolidated balance sheets of CVRD and CVRD’s Consolidated Subsidiaries for December 31, 2005, March 31, 2006 and June 30, 2006, respectively, and the related Consolidated statements of income, cash flows and shareholders’ equity of CVRD and CVRD’s Consolidated Subsidiaries for such fiscal year or interim period, as applicable, copies of which have been furnished to the Administrative Agent and the Lenders, present fairly in all material respects the financial position of CVRD and its Consolidated Subsidiaries at the dates of such balance sheets and the results of the operations of CVRD and its consolidated Subsidiaries for the periods covered thereby. All of the foregoing financial statements have been prepared in accordance with US GAAP.

(g) There are no actions, suits or proceedings pending or, to such Borrower’s knowledge, threatened (i) with respect to any Advance Document or (ii) with respect to any material Debt of such Borrower or any of its Subsidiaries that, in the case of (i) or (ii), would reasonably be expected to have a Material Adverse Effect.

(h) Each of the Advance Documents to which CVRD is a party is in proper legal form under the Laws of Brazil for the enforcement thereof against CVRD under such Laws; provided that, for the enforceability of the Advance Documents before Brazilian courts: (i)(A) the signatures of the parties signing the Advance Documents outside Brazil must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer at the corresponding Brazilian consulate or (B) the Advance Documents must be registered with the relevant Brazilian Registry of Deeds and Documents (Registro de Títulos e Documentos); and (ii) the Advance Documents must be translated into Portuguese by a sworn translator. Under the laws of Brazil, (A) the choice of the laws of the State of New York as set forth in the Advance Documents to which CVRD is party governed by the law of the State of New York is a valid choice of law, and (B) the irrevocable submission to jurisdiction and consent to service of process and appointment of an Administrative Agent for service of process by CVRD, in each case as set forth in such Advance Documents, is legal, valid, binding and effective.

(i) Each of the Advance Documents to which RD Jersey is a party is in proper legal form under the Laws of Jersey for the enforcement thereof against RD Jersey under such Laws. Under the Laws of Jersey, the choice of the laws of the State of New York as set forth in the Advance Documents to which RD Jersey is party governed by the law of the State of New York is a valid choice of law, and the irrevocable submission to jurisdiction and consent to service of process and appointment of an agent for service of process by RD Jersey, in each case as set forth in such Advance Documents, is legal, valid, binding and effective.

(j) Each of such Borrower and its Subsidiaries has paid its tax liabilities that, if not paid when due, would reasonably be expected to result in a Material Adverse Effect, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Borrower or Subsidiary, as the case may be, has set aside on its books adequate reserves with respect thereto, to the extent required under US GAAP and (iii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of such Borrower, threatened, by any authority regarding any taxes relating to such Borrower or any such Subsidiary that would reasonably be expected to result in a Material Adverse Effect.

(k) The obligations of such Borrower under the Advance Documents constitute unconditional and unsubordinated Debt of such Borrower and rank at least pari passu in priority of payment with all other unsubordinated Debt of such Borrower.

(m) The Offeror is duly organized and validly existing under the laws of Canada and has full corporate power, authority and legal right to execute, deliver and perform its obligations under the Offer Documents. The execution, delivery and performance by the Offeror of the Offer Documents are within its corporate powers, have been duly authorized by all necessary corporate actions, do not violate any of its constituent documents, and do not violate in any material respect any provision of applicable Laws. The Offer Documents have been validly executed and delivered by the Offeror. The Offer Documents comply in all material respects with all requirements of applicable Laws, and neither the Offeror nor any of its Affiliates has received any notice from any Governmental Authority asserting that the Offer Documents do not so comply with such requirements. The Take-Over Bid will not result in the breach of, or constitute a default or require any consent under any material agreement, instrument or document to which the Offeror is a party or by which the Offeror or any of its property may be bound or affected.

Section 12. Affirmative Covenants:

Each Borrower hereby covenants and agrees that for so long as this Agreement is in effect and until the Total Commitment has terminated, and the Advances and the Promissory Notes, together with interest, fees and all other Obligations incurred hereunder and under the other Advance Documents, are paid in full:

(a) Such Borrower will furnish to the Administrative Agent and each Lender promptly upon, and in any event within three Business Days after, an officer of such Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default (including any event that would constitute a Default but for the operation of Section 15(b)), (ii) any change in, or discontinuation of, any Rating by S&P or Moody’s and (iii) any litigation or governmental investigation or proceeding pending (A) against any Loan Party or any Material Subsidiary which could reasonably be expected to have a Material Adverse Effect or (B) with respect to any Advance Document.

(b) Such Borrower will keep, and, in the case of CVRD, will cause each Material Subsidiary to keep, proper books of record and accounts in which true and correct entries are made of all dealings and transactions in relation to its business and activities, in conformity with the requirements of applicable law and in accordance with applicable generally accepted accounting principles in a manner permitting consolidation of CVRD’s financial statements in accordance with US GAAP.

(c) Such Borrower will do, and, in the case of CVRD, will cause each Material Subsidiary to do, all things necessary to preserve and keep in full force and effect its existence; provided, however, that nothing in this Section 12(c) shall prevent the withdrawal by such Borrower or any Material Subsidiary of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to have a Material Adverse Effect.

(d) Such Borrower will comply, and, in the case of CVRD, will cause each Material Subsidiary to comply, with all applicable Laws in respect of the conduct of its business and the ownership of its property, including environmental Laws, except such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Such Borrower will pay, and in the case of CVRD, will cause each Material Subsidiary to pay, its tax liabilities that, if not paid when due, would reasonably be expected to result in a Material Adverse Effect, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Borrower or Material Subsidiary, as the case may be, has set aside on its books adequate reserves with respect thereto, to the extent required under US GAAP and (iii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

(f) Such Borrower will cause its Obligations to rank at least pari passu in priority of payment with all other present and future unsubordinated Debt of such Borrower.

(g) Such Borrower will use commercially reasonably efforts to maintain at all times a Rating for CVRD from each of S&P and Moody’s.

(h) Such Borrower will maintain and, in the case of CVRD, will cause each Material Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Material Subsidiary operates.

(i) At any reasonable time and from time to time upon reasonable prior notice, such Borrower will permit, and, in the case of CVRD, will cause each Material Subsidiary to permit, the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine the records and books of account of, and visit the properties of, such Borrower or Material Subsidiary, and to discuss the affairs and accounts of such Borrower or Material Subsidiary with any of their officers or directors.

(j) Such Borrower will maintain and preserve, and, in the case of CVRD, will cause each Material Subsidiary to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(k) Such Borrower will conduct, and, in the case of CVRD, will cause each Material Subsidiary to conduct, all transactions otherwise permitted under the Advance Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Borrower or such Material Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that the foregoing shall not apply to any transaction among such Borrower or such Material Subsidiary and one or more of CVRD’s wholly-owned Subsidiaries.

(l) Within one Business Day following the Effective Date, CVRD will cause the Offeror to acquire the Initial Shares in accordance with the terms set forth in the Offer Documents (without any modification thereof that is adverse in any material respect to the Lenders or the Administrative Agent or any change in the purchase price unless approved by the Joint Lead Arrangers (such approval not to be unreasonably withheld or delayed) or set forth on Schedule 4; provided that the expiry date of the Take-Over Bid may be extended to a date not later than January 8, 2007) and upon the satisfaction or waiver of the conditions set forth in Section 4 of the Offer to Purchase (without any modification or waiver that is adverse in any material respect to the Lenders or the Administrative Agent unless approved by the Joint Lead Arrangers (such approval not to be unreasonably withheld or delayed)); provided that, for purposes of this Section 12(l), and notwithstanding the foregoing, (i) the Offeror shall not be entitled to make, and CVRD hereby agrees that it shall not permit the Offeror to make, any determination with respect to any condition set forth in Section 4(b), (f), (g) or (h) of the Offer Documents that is subject to its judgment or discretion (other than any such determination that would cause such condition to fail to be satisfied), and any such determination shall be ineffective for purposes of this paragraph, unless the Joint Lead Arrangers shall have made a similar determination with respect to the relevant condition exercising their reasonable judgment, such determination not to be unreasonably delayed, and (ii) the Offeror shall not be entitled to make, and CVRD hereby agrees that it shall not permit the Offeror to make, any determination with respect to any condition set forth in Section 4(c), (d), (e) or (i) of the Offer Documents that is subject to its judgment or discretion (other than any such determination that would cause such condition to fail to be satisfied), and any such determination shall be ineffective for purposes of this Section 12(l), unless such determination is not adverse in any material respect to the Lenders or the Administrative Agent or is otherwise approved by the Joint Lead Arrangers (such approval not to be unreasonably withheld or delayed).

(m) CVRD will take all commercially reasonable actions to complete the acquisition of the Shares not purchased on the Effective Date, through the Offeror or one or more of CVRD’s wholly-owned Subsidiaries and by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction, promptly and in any event no later than 180 days after the Effective Date.

(n) CVRD will take all commercially reasonable actions to repay or refinance the Existing Inco Debt as promptly as practicable after the Effective Date to the extent that failure to do so would result in a default in respect thereof.

(o) Prior to the consummation of any Permitted Offering, CVRD will cause all the Equity Interests of the Issuer that are not offered and sold as part of such Permitted Offering to be subject to a perfected first priority security interest pursuant to a Pledge Agreement delivered to the Administrative Agent (which Pledge Agreement shall be in compliance with, and enforceable under, all applicable Laws), together with such customary certificates, opinions, evidence of perfection and priority and other closing documents as the Administrative Agent may reasonably request, which shall in each case be in form and substance reasonably satisfactory to the Administrative Agent, whereupon, immediately prior to the consummation of such Permitted Offering, (i) if Inco has provided a Guarantee Agreement in connection with the Initial Guarantee and Collateral Requirement, such Guarantee Agreement shall be released by the Administrative Agent, (ii) if Inco shall not be the Issuer and the Issuer has provided a Guarantee Agreement pursuant to Section 13(c), such Guarantee Agreement shall be released by the Administrative Agent, (iii) if a Lien on the Equity Interests in Inco had been granted to the Administrative Agent pursuant to a Pledge Agreement and Inco shall not be the Issuer, such Lien shall be released by the Administrative Agent, and (iv) if a Lien on the Equity Interests in the Issuer that will be offered and sold in such Permitted Offering had been granted to the Administrative Agent pursuant to a Pledge Agreement, such Lien shall be released by the Administrative Agent. Except as expressly set forth in this Section 12(o) or with the approval of the Lenders pursuant to Section 20(a), the Administrative Agent shall not be required to release any such Guarantee or Pledge Agreement.

(p) As promptly as practicable, and in no event more than 30 days, after each Disbursement, CVRD will complete all necessary procedures to notify the Central Bank of Brazil in accordance with applicable Law of all the scheduled payment dates in respect of the Advances made in connection with such Disbursement. CVRD will complete all necessary procedures to amend or supplement the Payment Approvals as promptly as practicable, and in no event more than 30 days, after the occurrence of each event giving rise to the need for such an amendment or supplement under applicable Brazilian law.

(q) The Borrowers will furnish to the Administrative Agent, either electronically or in hard copies (provided that if delivered in hard copies, the Borrowers shall deliver to the Administrative Agent sufficient copies for each Lender),

(i) as soon as available and in any event within 90 days after the close of the first three quarterly accounting periods in each fiscal year of CVRD, the Consolidated balance sheet of CVRD and its Consolidated Subsidiaries as at the end of such quarterly accounting period and the related Consolidated statements of income and retained earnings and statement of cash flows, prepared in accordance with US GAAP and fairly presenting in all material respects the financial condition of CVRD and its Consolidated Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes; and

(ii) as soon as available and in any event within 120 days after the close of each fiscal year of CVRD, the Consolidated balance sheet of CVRD and its Consolidated Subsidiaries as at the end of such fiscal year and the related Consolidated statements of income and retained earnings and statement of cash flows for such fiscal year, certified by independent certified public accountants of recognized international standing to the effect that such financial statements have been prepared in accordance with US GAAP and fairly present in all material respects the financial condition of CVRD and its Consolidated Subsidiaries as of the dates indicated and the results of their operations and cash flows, together with an unaudited balance sheet of each of CVRD USA and RD Jersey as at the end of such fiscal year and the related unaudited statements of income and retained earnings and statements of cash flows for such fiscal year, prepared in accordance with US GAAP and fairly presenting in all material respects the financial condition of each of CVRD USA and RD Jersey as of the dates indicated and the results of its operations and changes in its cash flows for the periods indicated.

Section 13. Negative Covenants:

Each Borrower hereby covenants and agrees that for so long as this Agreement is in effect and until the Total Commitment has terminated, and the Advances and the Promissory Notes, together with interest, fees and all other Obligations incurred hereunder and under the other Advance Documents, are paid in full:

(a) Such Borrower will not create, incur or assume, and, in the case of CVRD, will not permit any Material Subsidiary to create, incur, issue or assume, any Debt secured by any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, other than:

(i) Permitted Liens;

(ii) Liens existing on the date hereof and described on Schedule 3;

(iii) Liens on assets of a Person existing at the time such Person is merged into such Borrower or any of its Subsidiaries or becomes a Subsidiary of such Borrower or arising thereafter pursuant to contractual arrangements in existence at such time; provided that such Liens were not created in contemplation of such merger or acquisition and do not extend to any other assets and such contractual arrangements were not entered into in contemplation of such merger or acquisition;

(iv) Liens on assets existing prior to the acquisition thereof by such Borrower or any Material Subsidiary or arising thereafter pursuant to contractual arrangements in existence at such time; provided that such Liens were not created in contemplation of such acquisition and do not extend to other assets and such contractual arrangements were not entered into in contemplation of such merger or acquisition;

(v) Liens created under the Advance Documents;

(vi) Liens securing Debt owed by a Material Subsidiary to CVRD or another Subsidiary of CVRD;

(vii) Liens on any asset securing Debt incurred to finance the acquisition of such asset and any fees and expenses related to such acquisition; provided that such Liens do not extend to any other assets and such Liens attach to such asset concurrently with or within 180 days after the acquisition thereof;

(viii) Liens arising in the ordinary course of business consistent with past practice in connection with the financing of export, import or other trade transactions to secure Debt of such Borrower or any Material Subsidiary and Liens arising under any Export Prepayment Facility to the extent that the Net Cash Proceeds thereof are applied as provided in Section 5(j);

(ix) Liens securing Debt incurred in connection with a construction or project financing for the construction or improvement of any asset; provided that such Liens are limited to the assets constructed or improved, real property on which such assets are located, related contractual and/or other rights and claims, revenues generated by, or proceeds received from, such assets and cash and cash equivalents related thereto;

(x) Liens securing Debt owed to BNDES in an aggregate principal amount not to exceed US$2,000,000,000 at any time outstanding;

(xi) other Liens securing Debt; provided that at the time of the incurrence of such Debt, the Debt of the Borrowers and the Material Subsidiaries secured by all such liens under this clause together with the Attributable Debt relating to existing Sale and Leaseback Transactions do not exceed an aggregate principal amount of 10% of Consolidated Net Assets; and

(xii) Liens arising out of the refinancing, extension, renewal or refunding of any Debt secured by any lien permitted by this clause or any of the foregoing clauses (except to the extent that such Debt is increased or secured by additional property);

provided that the foregoing restrictions shall not apply to Margin Stock to the extent of Margin Stock having a value of more than 33?% of the value of all other assets subject to this Section 13(a) at the time of the creation, incurrence or assumption of the relevant Debt.

(b) Such Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except that such Borrower may merge or consolidate with or into any other Person so long as (i) such Borrower is the surviving person or (ii) in the case of any merger or consolidation to which CVRD is a party, the corporation formed by such consolidation or into which CVRD shall be merged shall, at the effective time of such merger or consolidation, (A) assume all of CVRD’s obligations in respect of the Advances, including all of CVRD’s covenants under the Advance Documents, in a writing reasonably satisfactory in form and substance to the Administrative Agent, (B) be organized under the laws of any OECD country, Brazil or Chile, (C) have a corporate credit rating by each of Moody’s and S&P at least equivalent to the corresponding corporate credit rating assigned to CVRD immediately prior to the announcement of such merger or consolidation, and (D) deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, such opinions of counsel, certificates and other documents as the Administrative Agent may reasonably request in connection therewith; provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) CVRD will not permit (i) at any time prior to the consummation of a Permitted Offering, Inco or any of its Subsidiaries to convey, transfer, lease or otherwise dispose of any assets to CVRD or any of its Subsidiaries that is not also a Subsidiary of Inco, or (ii) at any time after the consummation of a Permitted Offering, the Issuer or any of its Subsidiaries to convey, transfer, lease or otherwise dispose of any assets to CVRD or any of its Subsidiaries that is not also a Subsidiary of the Issuer, other than, in each case, (A) assets so transferred after the date hereof having an aggregate fair market value (as reasonably determined by CVRD in good faith) not to exceed US$1,500,000,000 or (B) assets conveyed, transferred or leased to and held at all times thereafter by a Qualified Person (1) that has provided a Guarantee Agreement to the Administrative Agent (which Guarantee Agreement shall be in compliance with, and enforceable under, all applicable Laws), together with such customary certificates, opinions and other closing documents as the Administrative Agent may reasonably request, each in form and substance satisfactory to the Administrative Agent or (2) if the execution, delivery and performance of such Guarantee Agreement would (I) conflict in any material respect with, or result, directly or indirectly, in any material event of default under, any material contract of such Qualified Person or any of its Subsidiaries in existence as of the date of such conveyance, transfer, lease or other disposition (so long as such contract was not entered into in contemplation of such conveyance, transfer, lease or other disposition) or (II) cause a downgrade of CVRD’s corporate credit rating by S&P or Moody’s or otherwise have a material adverse effect on the business, assets or financial condition of CVRD and its Subsidiaries, taken as a whole, all of the Equity Interests in which are subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Lenders pursuant to a Pledge Agreement delivered to the Administrative Agent by another Qualified Person (which Pledge Agreement shall be in compliance with, and enforceable under, all applicable Laws) together with such customary certificates, opinions, evidence of perfection and priority and other closing documents as the Administrative Agent may reasonably request, which in each case shall be in form and substance reasonably satisfactory to the Administrative Agent (any such Qualified Person as to which the requirements of clause (1) or (2) have been satisfied being referred to as a “Permitted Transferee”). CVRD will not permit any Permitted Transferee to convey, transfer, lease or otherwise dispose of any such asset to CVRD or any Subsidiary of CVRD that is not also a Subsidiary of Inco or the Issuer, as the case may be, other than to another Permitted Transferee. CVRD will not permit any Equity Interests in Inco or any Subsidiary of Inco (or, if all or substantially all the assets of Inco shall have been transferred to a Permitted Transferee, any Equity Interests in such Permitted Transferree or any of its Subsidiaries) to be issued by such Person or sold by CVRD or any of its Subsidiaries, except that (I) Equity Interests in any such Subsidiary of Inco (or of such Permitted Transferee) may be issued or sold to a wholly-owned Subsidiary of Inco (or of such Permitted Transferee), (II) any such Equity Interests may be issued or sold as part of a Permitted Offering and (III) any such Equity Interests may be sold to CVRD or any of its Subsidiaries as otherwise permitted under this Section 13(c); provided that the foregoing restrictions shall not apply to any Equity Interests in Inco so long as and to the extent that such Equity Interests constitute Margin Stock.

(d) CVRD will not permit any Guarantor (including, to the extent applicable, Inco), any Pledgor or any Person the Equity Interests in which are subject to a Lien created pursuant to a Pledge Agreement to merge or consolidate with or into, or otherwise become, a Person that is not a Qualified Person.

(e) Neither CVRD nor any of its Subsidiaries will convey, transfer, lease or otherwise dispose of Margin Stock unless (i) the Net Cash Proceeds of such disposition are applied to the repayment of the Advances pursuant to Section 5(e) to the extent required thereunder or (ii) the Net Cash Proceeds of such transaction are at least equal to the fair market value (as determined by the Board of Directors of CVRD) of such Margin Stock and such Net Cash Proceeds are reinvested by CVRD in cash and Cash Equivalents (such cash and Cash Equivalents being referred to as “Stock Sale Proceeds”).

(f) Such Borrower will not, and, in the case of CVRD, will not permit any Material Subsidiary to, enter into any arrangement providing for the leasing by such Borrower or such Material Subsidiary of any property (except for (i) temporary leases for a term, including any renewal thereof, of not more than three years and (ii) leases between CVRD and a Subsidiary of CVRD or between Subsidiaries of CVRD), which property has been or is to be sold or transferred by CVRD or any Subsidiary of CVRD (a “Sale and Leaseback Transaction”) unless (i) the net proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors of CVRD) of such property and (ii) such Borrower or such Material Subsidiary would be entitled to incur Debt, in a principal amount at least equal to the Attributable Debt of such Sale and Leaseback Transaction, secured by Liens on the property to be leased (with such property being assumed to be owned by such Borrower or such Material Subsidiary for purposes of this paragraph) without violation of Section 13(a)(xi) above.

(g) CVRD and its Material Subsidiaries, taken as a whole, will not make any material change in the nature of their business as carried on as of the date hereof (it being understood that any activities conducted in respect of (i) mining, (ii) logistics relating to mining or (iii) other logistics services in Brazil shall not constitute a change in the nature of CVRD’s business).

(h) Such Borrower will not, directly or indirectly, enter into, or, in the case of CVRD, permit any Material Subsidiary to enter into, any agreement or arrangement limiting the ability of any Material Subsidiary to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make investments in, CVRD or any Subsidiary of CVRD, except (i) the Advance Documents, (ii) any agreement in effect at the time a Person first became a Subsidiary of CVRD, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of CVRD, (iii) any agreement that exists on the date hereof, including any renewals or extensions thereof, including in connection with any related refinancing, so long as no more restrictive than on the date hereof, (iv) restrictions on the transfer of any asset pending the close of the sale of such asset, so long as such sale is permitted hereunder, (v) customary restrictions and conditions contained in the documents relating to any Lien, so long as (A) such Lien is permitted under Section 13(a) and such restrictions or conditions relate only to the specific asset subject to such Lien and (B) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 13(h), (vi) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or any Material Subsidiary, (vii) customary provisions restricting assignment of any contract entered into in the ordinary course of business and (viii) customary provisions in joint venture agreements and similar agreements applicable to joint ventures.

Section 14. Financial Covenants:

CVRD hereby covenants and agrees that for so long as this Agreement is in effect and until the Total Commitment has terminated, and the Advances and the Promissory Notes, together with interest, fees and all other Obligations incurred hereunder and under the other Advance Documents, are paid in full:

(a) CVRD will maintain, at the end of each Measurement Period, a ratio of Funded Debt to Adjusted EBITDA of not more than 4.5:1.0.

(b) CVRD will maintain, at the end of each Measurement Period, a ratio of Adjusted EBITDA to Interest Expense of not less than 2.0:1.0.

Section 15. Events of Default:

(a) If one or more of the following events (each, an “Event of Default”) shall occur and be continuing:

(i) Any default in the payment or prepayment when due of (A) any principal of any Advance by the Borrowers or (B) any interest on any Advance by the Borrowers or any other amount payable by any Loan Party under the Advance Documents, and in the case of this clause (B) such default continues unremedied for three Business Days from the notice thereof received by CVRD from the Administrative Agent or any Lender; or

(ii) Any default shall occur and be continuing under any agreement, instrument or other document evidencing Debt of CVRD or any of its Subsidiaries (excluding Debt hereunder or any other Advance Document) the principal of which is in excess of US$50,000,000 in the aggregate (or its equivalent in other currencies), and such default causes the acceleration of such Debt; or

(iii) Any one or more judgments shall be entered against CVRD or any of its Subsidiaries involving a liability (to the extent not paid or covered by a third party guaranty, indemnification or insurance) in excess of US$200,000,000 in the aggregate (or its equivalent in other currencies) and which would be reasonably expected to have a Material Adverse Effect, except to the extent satisfied or vacated, discharged or stayed or bonded pending appeal during the period permitted under applicable Law to enter an appeal and fully provisioned in accordance with US GAAP in their financial statements; or

(iv) Any representation or warranty made in the Advance Documents (or any modification or supplement thereto) by any Loan Party shall prove to have been false or misleading in any material respect as of the time made or furnished, and such default, if capable of cure, continues unremedied for a period of 30 days after notice thereof by the Administrative Agent or any of the Lenders; or

(v) Any Borrower shall default in the performance of its obligations under Section 5(g)(ii), 9, 12(a), 12(l), 12(o), 12(p), 12(q), 13 or 14; or

(vi) Any Loan Party shall default in the performance of any of its other material obligations under any Advance Document and such default continues unremedied for a period of 30 days after notice thereof by the Administrative Agent or any of the Lenders; or

(vii) Any Loan Party or any Material Subsidiary shall admit in writing its inability to be generally able to pay its debts; or

(viii) Any Loan Party or any Material Subsidiary shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or substantially all its property or assets, (B) make a general assignment for the benefit of creditors, (C) file a petition seeking to take advantage of, or commence any proceeding under, any Law relating to bankruptcy, insolvency, restructuring, liquidation, dissolution, arrangement, recuperação judicial or extrajudicial or winding-up, or composition or readjustment of its debts or (D) take any corporate action for purpose of effecting any of the foregoing; or

(ix) A proceeding or case shall be commenced, without the application or consent of the applicable Loan Party or any Material Subsidiary, in any court of competent jurisdiction, (A) its seeking liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (B) seeking the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of any Loan Party or any Material Subsidiary or of all or substantially all of its property or assets, or (C) in respect of any Loan Party or any Material Subsidiary under any Law relating to bankruptcy, insolvency, restructuring, liquidation, dissolution, arrangement, recuperação judicial or extrajudicial, winding-up, or composition or readjustment of debts, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 45 days; or

(x) Any Pledge Agreement or related financing statement after delivery thereof pursuant to this Agreement shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Equity Interests purported to be covered thereby; or

(xi) Any provision of any Guarantee Agreement after delivery thereof shall for any reason, except in connection with a release permitted under Section 12(o), cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing;

then, in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers (provided that, if an Event of Default specified in clause (vii), (viii) or (ix) above shall occur, the result which would occur upon giving notice to the Borrowers as specified in clauses (A) and (B) below shall occur automatically without the giving of such notice) (A) declare all or part of the Total Commitment (and the Commitment of each Lender) to be terminated whereupon the same shall forthwith terminate, and/or (B) declare the entire unpaid principal amount of the Advances and the Promissory Notes, all interest accrued and unpaid thereon and all other amounts payable by the Borrowers hereunder to be forthwith due and payable, whereupon the Borrowers shall be obligated forthwith to make payment of the Advances, the Promissory Notes, all such interest and all such amounts, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers.

(b) Notwithstanding the foregoing, for 30 days following the Effective Date, no representation or warranty in any Advance Document shall be deemed to have been false or misleading, no covenant shall be deemed to have been violated and no Default or Event of Default shall be deemed to have occurred solely as a result of (i) any condition in existence on the Effective Date with respect to Inco or any of its Subsidiaries (other than any condition of the type specified in paragraph (a)(vii), (a)(viii) or (a)(ix) above) or (ii) any agreement of Inco or any of its Subsidiaries that is in existence on the Effective Date; provided that the foregoing shall not apply to any such condition or agreement that was known to CVRD or any of its Subsidiaries prior to the Effective Date and not disclosed to the Joint Lead Arrangers in writing promptly and in any event prior to the Effective Date; provided further that if any such condition or agreement still exists at the end of such 30-day period, there shall be deemed to have occurred on such date a breach of representations and warranties, a breach of covenant, a Default or an Event of Default, as the case may be, as of such date.

Section 16. The Administrative Agent:

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the documents delivered in connection herewith (including without limitation, each Advance Document) and each Lender hereby irrevocably authorizes the Administrative Agent to receive the Disbursement Requests, as described in Section 3(a). The Administrative Agent shall also forward to the Lenders, to the extent required by the terms of the Advance Documents, any information received by it from any Loan Party related to this Agreement and the other Advance Documents. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Advance Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Advance Documents or otherwise exist against the Administrative Agent, in such capacity. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship agreed between independent contracting parties. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent may exercise upon written request by the Required Lenders; provided, however, that the Administrative Agent shall not be obligated to take any action that is contrary to applicable law.

(b) In furtherance of the foregoing, each Lender hereby irrevocably designates and appoints the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on collateral granted pursuant to any Pledge Agreement to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.

(c) The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, unless the Administrative Agent has received written notice from a Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to each Lender and each Borrower. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless the Administrative Agent shall first receive such advice or concurrence of the Required Lenders as the Administrative Agent deems appropriate or the Administrative Agent shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by the Administrative Agent by reason of taking or continuing to take any such action.

(d) With respect to its Commitment, the Advance or Advances made by it and the Promissory Note or Promissory Notes issued to it and the other Advance Documents, the Administrative Agent shall have the same rights and powers under this Agreement and the other Advance Documents as any Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent shall not have any duty to disclose any information obtained by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Administrative Agent.

(e) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on financial statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and accept the benefits of the other Advance Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Advance Documents.

(f) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, (i) upon any resolution, notice, certificate, legal opinion or other document or instrument believed by it to be genuine and signed by any Loan Party and (ii) with respect to all legal matters pertaining to this Agreement, the other Advance Documents and any other documents delivered in connection herewith and its duties hereunder and thereunder, upon advice of counsel selected by it.

(g) The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with the consent of CVRD, which shall not be unreasonably withheld or delayed and shall not be required if a Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders or any purported successor Administrative Agent shall not have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent with the consent of CVRD, which shall not be unreasonably withheld or delayed and shall not be required if a Default shall have occurred and be continuing. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent and, in the event that any Pledge Agreement shall have been executed, upon the execution and filing of such financing statements or other instruments or notices as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Pledge Agreements, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 16(g), no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation or removal shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Advance Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Advance Documents until such time, if any, as the Required Lenders appoint a successor as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(h) The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower but without limiting the obligations of the Borrower in respect thereof), pro rata according to the respective principal amounts of the Advances and Available Commitments owing to them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement; provided, however, that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. The Administrative Agent will not be liable for any action taken by it under or in connection with this Agreement, except such as may result from its willful misconduct or gross negligence or that of its officers, directors, employees, agents and advisors.

(i) The Joint Lead Arrangers shall have no rights or obligations under this Agreement other than the rights set forth in Sections 1, 10.1(h), 12(l), 17, 18 and 20.

(j) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any obligations hereunder, it shall distribute such payment to the Lenders pro rata based upon their respective shares, if any, of the obligations with respect to which such payment was received, subject in any case to the provisions of Sections 5(c) and 5(j). Unless the Administrative Agent shall have been notified in writing prior to the date on which any payment from or on behalf of the Borrowers in respect of any obligations hereunder is due hereunder or any other Advance Document that such payment will not be made on such date, the Administrative Agent may assume that such payment will be made and the Administrative Agent may, in reliance upon such assumption, distribute to each Lender its corresponding amount as provided in the immediately preceding sentence. If any such corresponding amount is not in fact paid to the Administrative Agent from or on behalf of the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount on demand from each Lender to which the Administrative Agent distributed such corresponding amount. If any such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall also be entitled to recover on demand from such Lender interest on such corresponding amount in respect of each day from, and including, the date such corresponding amount was distributed by the Administrative Agent to such Lender, to, but excluding, the date such corresponding amount is recovered by the Administrative Agent, at the Federal Funds Rate. Nothing in this Section 16(j) shall be deemed (i) to relieve any Loan Party or any other Person from its obligation to make all payments when and as required to be made by it hereunder or under any other Advance Document or (ii) to prejudice any rights which the Administrative Agent or any Lender may have against any Loan Party or any other relevant Person as a result of any failure by such Person to make all payments when and as required to be made by it hereunder.

Section 17. Costs and Expenses:

(a) If the Borrowers fail to borrow any Advance on the date specified therefor in the Disbursement Request or fail to make any prepayment in accordance with any notice of pre-payment given under Section 5(c), or if any LIBOR Advance is repaid other than on the last day of the Interest Period of such Advance as a result of acceleration of the maturity of the Advances, or if any payment corresponding to any amount of principal of a LIBOR Advance is made by an Eligible Assignee to a Lender other than on the last day of the applicable Interest Period upon an assignment of rights and obligations under this Agreement pursuant to Section 19 as a result of a demand by the Borrowers pursuant to Section 7(e), the Borrowers shall reimburse the Lenders through the Administrative Agent, on demand, for any Loss (including without limitation, any Loss incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its loans, but excluding consequential or punitive damages or loss of margin or anticipated profits), incurred by it as a result of the timing of such payment or failure, liquidating or employing deposits from third parties; provided that the Administrative Agent shall have delivered to the Borrowers a certificate as to the amount of such Loss, which certificate shall set forth in reasonable detail the basis for requesting compensation for such Loss.

(b) The Borrowers agree to reimburse the Administrative Agent on demand for all reasonable and documented costs and invoiced expenses (including reasonable and documented external legal fees and expenses) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, modification and amendment of, or any consent or waiver under, the Advance Documents. The Borrowers also agree to reimburse the Lenders, through the Administrative Agent, the Joint Lead Arrangers and the Administrative Agent on demand for all reasonable and documented costs and invoiced expenses (including reasonable and documented external legal fees and expenses) incurred by the Lenders, the Joint Lead Arrangers or the Administrative Agent in connection with the enforcement of this Agreement and the other Advance Documents.

(c) The Borrowers agree to defend, protect, indemnify and hold harmless each of the Indemnitees from and against any and all Losses that may at any time be incurred by, imposed on or assessed against the Indemnitees directly or indirectly based on, or arising or resulting from, or in any way related to, or by reason of any investigation, litigation or other proceeding (whether or not any of the Indemnitees is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among any of the Indemnitees, any Loan Party or any other Person or otherwise) related to the entering into and/or performance of this Agreement or any other Advance Document or the proceeds of any Advances hereunder or the consummation of any transactions (including the Take-Over Bid) contemplated herein or in any other Advance Document or any other document or agreement delivered in connection herewith or the exercise of any of their rights or remedies provided herein or in the other Advance Documents (the “Indemnified Matters”) regardless of when such Indemnified Matter arises; but excluding any such Indemnified Matter that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of the Indemnitee to be indemnified. The Borrowers also agree not to assert any claim against the Administrative Agent, any Lender or any of their Affiliates or any of their respective officers, directors, employees, representatives, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the actual or proposed use of the proceeds of the Advances, the Advance Documents or any of the transactions contemplated by the Advance Documents.

(d) The obligations of the Loan Parties hereunder and under the other Advance Documents to make payments in US Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than US Dollars, except to the extent that such tender or recovery results in the effective receipt by the respective Indemnitee of the full amount of US Dollars expressed to be payable to such Indemnitee under this Agreement or the other Advance Documents. If for purposes of obtaining or enforcing a judgment against any Loan Party in any court or any jurisdiction it becomes necessary to convert into or from any coin or currency other than US Dollars (such other coin or currency, the “Judgment Currency”), the conversion shall be made at the rate of exchange at which the Administrative Agent could purchase US Dollars with such Judgment Currency in accordance with normal banking procedures in New York City, State of New York, United States, with respect to Dollars as of the day (or, if such day is not a Business Day, on the next succeeding Business Day) on which such judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”). If there is a variation in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due from the applicable Loan Party, the Borrowers covenant to pay, or cause to be paid, such additional amounts, if any (but in any event, not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the applicable rate of exchange prevailing on the date of payment, will produce the amount of US Dollars that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award against it at the rate of exchange prevailing on the Judgment Currency Conversion Date. If, on the other hand, there is a variation in the rate of exchange on the Judgment Currency Conversion Date and the date of actual payment of the amount due that results in the applicable Loan Party paying an amount in excess of that necessary to discharge or satisfy such judgment against it, the Indemnitee receiving such excess shall transfer or cause to be transferred to such

Loan Party the amount of such excess (net of any taxes and reasonable customary costs incurred in connection therewith).

Section 18. Governing Law, Jurisdiction and Waiver of Immunities and Jury Trial:

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

(b) Any legal action or proceeding arising out of or relating to this Agreement may be brought in any state or federal court in the County of New York, State of New York, United States of America.

(c) Each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of the courts referred to in Section 18(b) in any action or proceeding arising out of or relating to any of this Agreement and the other Advance Documents, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such New York State or, to the fullest extent permitted by applicable law, federal court. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, (I) THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING OR ANY OTHER OBJECTION TO THE LAYING OF VENUE IN ANY SUCH NEW YORK STATE AND FEDERAL COURT AND (II) ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ADVANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.

(d) Each of CVRD and RD Jersey hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the Effective Date at 111 Eighth Avenue, 13th Floor, New York, N.Y. 10011, United States of America, as its agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to CVRD or RD Jersey, as the case may be, in care of the Process Agent at the Process Agent’s above address, and each of CVRD and RD Jersey hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, CVRD and RD Jersey also irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process, by registered or certified air mail, postage prepaid, to CVRD or RD Jersey, as the case may be, at its address specified in this Agreement. The Borrowers agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e) Nothing in this Section 18 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law or affect the right of any party hereto to bring any action or proceeding in respect of the Advance Documents in the courts of any other jurisdictions.

(f) To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Borrower hereby irrevocably waives, to the fullest extent it may effectively do, such immunity in respect of its obligations under this Agreement and each other Advance Document and agrees that the waivers set forth in this paragraph (f) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable for purposes of such Act.

Section 19. Successors and Participations:

(a) This Agreement and the each other Advance Document to which it is a party shall be binding on each of the Borrowers, and their successors and permitted assignees, and shall inure to the benefit of the Administrative Agent, the Lenders, the Joint Lead Arrangers and their successors and assignees. Except as otherwise expressly set forth herein or therein, nothing in this Agreement or any other Advance Document shall give any Person (other than an Indemnitee) which is not a party hereto any benefit or any legal or equitable right or remedy hereunder.

(b) No Loan Party may assign or otherwise transfer all or any part of its rights or obligations under this Agreement or any other Advance Document to which it is a party without the prior written consent of each Lender.

(c) Each Lender may and, if demanded by the Borrowers pursuant to Section 7(e), will assign (in such capacity, the “Assigning Lender”) to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment (subject to paragraph (d) below), the Advances owing to it and any Promissory Note held by it); provided, however, that (i) subject to paragraph (d) below, each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Advances and Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrowers pursuant to Section 7(e) shall be arranged by the Borrowers after consultation with the Administrative Agent and shall be either an assignment of all the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrowers pursuant to Section 7(e) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of prepayment of such principal amount and all other amounts payable to such Lender under the Advance Documents, (vi) no Eligible Assignee shall be entitled to receive any greater payment under Section 6 than the Assigning Lender would have been entitled to receive with respect to the rights assigned (without taking into account in determining the payment to which the Assigning Lender would have been entitled any reduction in the rate or amount of a Tax that results from (A) the application of a tax treaty or (B) any statutory or administrative provision, including the law imposing such tax, that does not apply to all Persons) unless such assignment shall have been made at a time when the circumstances giving rise to such greater payment did not exist or such assignment was made as a result of a demand by the Borrowers pursuant to Section 7(e) and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Promissory Note or Promissory Notes (if any) subject to such assignment, an Administrative Questionnaire, any applicable tax forms and a processing and recordation fee of US$3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, however, that for each such assignment made as a result of a demand by the Borrowers pursuant to Section 7(e), the Borrowers shall pay to the Administrative Agent the applicable processing and recordation fee.

(d) Notwithstanding anything to the contrary set forth in this Section 19, (i) any Assigning Lender may, from time to time, provide the Borrowers with the name of a potential Eligible Assignee (a “Potential

Assignee”) to whom such Assigning Lender may assign all or a portion of its Available Commitment, (ii) in the case of a Potential Assignee other than a Qualified Lender, the Borrowers shall notify the Assigning Lender, within one Business Day after receipt of the name of the Proposed Assignee, if the Borrowers have any objection to such Potential Assignee becoming a Lender hereunder, which objection, if made, shall be set forth in a written notice to the Administrative Agent and the Assigning Lender and shall specify the grounds therefor, which shall be reasonable under the circumstances (any such notice being a “Designation Notice” and any Potential Assignee as to which any such objection is made on such basis and within such time being a “Designated Assignee”), (iii) upon assignment of any portion of any Assigning Lender’s Available Commitment to any Qualified Lender, the Assigning Lender shall be relieved of its obligations in respect of such portion of such Available Commitment to the extent such portion is assumed by such Qualifying Lender in accordance with Section 19(c), (iv) upon assignment of any portion of any Assigning Lender’s Available Commitment to any Designated Assignee, the Assigning Lender shall be relieved of its obligations hereunder in respect of such portion as, when and to the extent Advances are made by such Designated Assignee pursuant to such Available Commitment, but shall not by reason of such assignment be relieved or novated from any of its obligations in respect of such portion of such Available Commitment that is assigned to such Designated Assignee (subject in all events to all conditions precedent set forth in Section 10) until the earlier of (A) the date on which Advances are made by such Designated Assignee pursuant to such portion of such Available Commitment, (B) with respect to any portion of such Available Commitment that is subsequently assigned to a Qualified Lender, the date of such assignment, (C) the Final Purchase Date and (D) the last day of the Availability Period.

(e) Subject to Section 19(d), upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 6, 7 and 17 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an Assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(f) By executing and delivering an Assignment and Acceptance, each Assigning Lender thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Advance Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Advance Document or any other instrument or document furnished pursuant thereto; (ii) such Assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Advance Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Advance Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(g) The Administrative Agent shall maintain at its address referred to in Section 20 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Borrowers under this Agreement. The Register shall be available for inspection by the Borrowers or the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h) Upon its receipt of an Assignment and Acceptance executed by an Assigning Lender and an assignee, together with any Promissory Note or Promissory Notes (if any) subject to such assignment, an Administrative Questionnaire and any applicable tax forms, the Administrative Agent shall promptly, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give notice thereof to the Borrowers.

(i) Each Lender may sell participations in all or any part of this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Promissory Note held by it) to another bank or other entity (other than a Loan Party or any of its Affiliates) without the prior written consent of the Borrowers, provided that the Borrowers shall have no liability for any costs or expenses relating to such participation and all amounts payable by the Borrowers hereunder shall be determined as if such Lender has not sold such participation. For the purposes hereof, (i) assignment shall mean any agreement entered into by the buyer (the assignee) of specified rights and obligations of the seller (the assignor) in respect of this Agreement, and whereby the buyer will substitute the seller as Lender of record; and (ii) a participation shall mean any agreement entered into by any Lender whereby such Lender sells to any third party (a “Participant”) its interest in all or any part of this Agreement; provided, however, that in any such case the contractual relation between the parties hereto shall not be affected, and the Participant shall have no right to enforce directly this Agreement or any other Advance Document against the Loan Parties or approve any amendment to or waiver of this Agreement or any other Advance Document except to the extent that such amendment or waiver would increase any Available Commitment subject to such participation, reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or, if applicable, release all or substantially all of the value of the Guarantees provided pursuant to the Guarantee Agreements or the collateral covered by the Pledge Agreements.

(j) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Promissory Note or Promissory Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(k) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Promissory Note or Promissory Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 19, (i) no such pledge shall release the pledging Lender from any of its obligations under the Advance Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Advance Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 20. Miscellaneous:

(a) Any amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the parties herefrom must be in writing and signed by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the prior written consent of the Required Lenders; provided that no amendment, waiver or consent shall: (i) increase the Commitment of any Lender, without the prior written consent of such Lender; (ii) reduce the principal amount of any Advance or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the prior written consent of each Lender affected thereby; (iii) postpone the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone any date of expiration of any Commitment, without the prior written consent of each Lender affected thereby; (iv) waive, amend or modify any of the provisions of this Section 20(a) without the prior written consent of each Lender; (v) waive any of the conditions specified in Section 10.1 or, in the case of the initial extension of Credit on the Effective Date, Section 10.2, without the prior written consent of the Required Lenders (which shall include the written consent of each of the Joint Lead Arrangers); (vi) change the number of Lenders or the percentage of the Commitments or the aggregate unpaid principal amount of the Advances that shall be required for the Lenders or any of them to take action hereunder, without the prior written consent of each Lender; (vii) extend the Availability Period, without the prior written consent of each Lender; (viii) change the order of application of any prepayment of the Advances pursuant to Section 5(j) in a manner that adversely affects any EPF Lender without the prior written consent of such Lender; (ix) change the first sentence of Section 16(j) or Section 20(f) in a manner that would alter the pro rata sharing of payments required thereby without the prior written consent of each Lender affected thereby; or (x) if applicable, release all or substantially all of the value of the Guarantees provided pursuant to the Guarantee Agreements or the collateral covered by the Pledge Agreements without the prior written consent of each Lender; provided further that if the outstanding principal amount of the Advances is or, upon any such release of such Guarantees or collateral, will be less than US$3,000,000,000 and such release of such Guarantees or collateral is requested by the Borrowers in connection with or subsequent to a Permitted Offering, such release of such Guarantees or collateral shall be subject to the approval of the Required Lenders. In addition, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Joint Lead Arranger hereunder without the prior written consent of such affected Person. Each waiver or consent shall be effective only in the specific instance for which it is stipulated. Any failure or delay by the parties in exercising their rights hereunder shall not be deemed a waiver and shall not preclude the parties from the exercise of their rights.

(b) All notices, designations, consents, offers, acceptances, or any other communications provided pursuant to this Agreement shall be given in writing and sent, to parties at the following addresses or to such other addresses as may be designated in writing from time to time by the parties:

If to CVRD:

Attn: Sonia Zagury

Address: Avenida Graça Aranha 26, 13o. andar CEP: 20030-900, Rio de Janeiro – RJ, Brazil

Fax: (55 21) 3814-4679

If to CVRD USA:

Attn: Sonia Zagury

Address: Avenida Graça Aranha 26, 13o. andar CEP: 20030-900, Rio de Janeiro – RJ, Brazil

Fax: (55 21) 3814-4679

If to RD Jersey:

Attn: Sonia Zagury

Address: Avenida Graça Aranha 26, 13o. andar CEP: 20030-900, Rio de Janeiro – RJ, Brazil

Fax: (55 21) 3814-4679

If to the Administrative Agent:

Attn: Thomas Lynch, Agency Group Manager

Address: Eleven Madison Avenue

New York, New York 10010

Fax: (212) 325-8304

e-mail: thomas.lynch@credit-suisse.com

All such notices and communications shall be deemed given: (i) upon delivery if delivered by hand to the addresses provided in this Section 20(b); (ii) upon receipt if delivered by facsimile transmission to the number provided herein; or (iii) five Business Days after the date of deposit with the courier agency if delivered by internationally reputable courier, return receipt requested, with all applicable shipping fees of such courier prepaid; provided that any notices and communications to the Administrative Agent pursuant to Section 2, 3, 4, 5, 6, 7, 8, 10 or 16 shall not be effective until received by the Administrative Agent.

(c) This Agreement, together with the other Advance Documents, sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

(d) The various provisions of this Agreement are severable from each other. In the event that any provision in this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall be fully effective, operative and enforceable.

(e) This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail (in “Portable Document Format” (PDF)) shall be effective as delivery of a manually executed counterpart of this Agreement, provided that promptly thereafter each party shall deliver original signature pages to the Administrative Agent via overnight courier.

(f) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under this Agreement, any other Advance Document or any documents delivered in connection herewith, or otherwise), which is applicable to the payment of the principal of, or interest on, the Advances, or any fees under the Advance Documents, of a sum which, with respect to the related sum or sums received by other Lenders, is in a greater proportion than the total of such obligation then owed and due to such Lender bears to the total of such obligation then owed and due to all of the Lenders immediately prior to such receipt (except as a result of any application of prepayments in accordance with Section 5(j)), then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the obligations of the Borrowers to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(g) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each of the Lenders and the Administrative Agent is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) or the Administrative Agent, as the case may be, to or for the credit or the account of the Loan Parties against and on account of any obligations of the Loan Parties to such Lender or the Administrative Agent, as the case may be, under this Agreement or under any of the other Advance Documents to the extent such obligations are due and payable but unpaid, including, without limitation, all interests in obligations purchased by such Lender pursuant to Section 19(c), and all other claims of any nature or description arising out of or connected with this Agreement or any other Advance Document, irrespective of whether or not such Lender or the Administrative Agent, as the case may be, shall have made any demand hereunder.

(h) All obligations of the Borrowers hereunder and under the other Advance Documents shall be joint and several.

(i) The Borrowers hereby acknowledge and agree that each Lender may share with any of its Affiliates or any actual or prospective Eligible Assignee or participant or as required by applicable Law any information related to the Loan Parties (including, without limitation, any nonpublic customer information regarding the creditworthiness of any Loan Party) in connection with the administration, syndication or enforcement of the Advance Documents.

(j) The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory, governmental or administrative authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by law or regulation or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under the other Advance Documents or any suit, action or proceeding relating to this Agreement or any other Advance Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section or informing such Person that such disclosure is subject to the confidentiality provisions of this Agreement, to (i) any actual or prospective assignee of or participant in, any of its rights or obligations under this Agreement and the other Advance Documents, (ii) any pledgee referred to in Section 19(j)) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this

Section by such Person or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than a Borrower. For the purposes of this Section, "Information" means all information received from any Loan Party relating to the Loan Parties or their businesses, the Advance Documents and the Transaction other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties has executed this Agreement in English as of the date first above written herein.

COMPANHIA VALE DO RIO DOCE, as Borrower

By: /s/ Sonia Zagury	By: /s/ Marcio Felipe Milheiro Aigner
Name:	Name:
Title:	Title:

CVRD USA CORP., as Borrower

By: /s/ Sonia Zagury	By: /s/ Marcio Felipe Milheiro Aigner
Name:	Name:
Title:	Title:

RD JERSEY LIMITED, as Borrower

By: /s/ Sonia Zagury	By: /s/ Marcio Felipe Milheiro Aigner
Name:	Name:
Title:	Title:

CREDIT SUISSE, NEW YORK BRANCH, as Administrative Agent
By /s/ James Moran
Name: James Moran
Title: Managing Director
By /s/ Nupur Kumar
Name: Nupur Kumar
Title: Associate

CREDIT SUISSE, NEW YORK BRANCH
By /s/ James Moran
Name: James Moran
Title: Managing Director
By /s/ Nupur Kumar
Name: Nupur Kumar
Title: Associate

UBS LOAN FINANCE LLC
By /s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director
By /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

ABN AMRO BANK N.V.
By /s/ Simão T. Schuster Damasceno
Name: Simão T. Schuster Damasceno
Title: Vice President
By /s/ Conrado Lautenberg
Name: Conrado Lautenberg
Title: Vice President

BANCO SANTANDER CENTRAL HISPANO, S.A., acting through the New York Branch
By /s/ Jesus Lopez
Name: Jesus Lopez
Title: Vice President
By /s/ Ramón E. Colón Navarro
Name: Ramón E. Colón Navarro
Title: Vice President

BNP PARIBAS
By /s/ Florence Pourchet
Name: Florence Pourchet
Title: Managing Director
By /s/ Jean-Baptiste Goethals
Name: Jean-Baptiste Goethals
Title: Head of Commodity Structured Finance Brazil

Bank of America, N.A.
By /s/ Gabriela Millhorn
Name: Gabriela Millhorn
Title: Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., New York Branch
By /s/ Pamela D. Price
Name: Pamela D. Price
Title: Vice President & Manager

Banco Bradesco S.A. – New York Branch
By /s/ José Luiz Meschiati
Name: José Luiz Meschiati
Title:
By /s/ B-164 Malsa de Oliveira
Name: B-164 Malsa de Oliveira
Title:

CALYON NEW YORK BRANCH,
By /s/ Kevin Flood
Name: Kevin Flood
Title: Vice President
By /s/ Marcello Peixoto
Name: Marcello Peixoto
Title: Director

CITIBANK, N.A.
By /s/ Michael H. Oka
Name: Michael H. Oka
Title: Vice President
388 Greenwich St. 20th
New York, NY 10025

HSBC Bank USA, National Association
By /s/ William S. Edge, III
Name: William S. Edge, III
Title: MD, Regional Sector Head

JPMorgan Chase Bank N.A.
By /s/ Linda Meyer
Name: Linda Meyer
Title: Vice President

THE BANK OF NOVA SCOTIA
By /s/ Michael K. Eddy
Name: Michael K. Eddy
Title: Director – Mining
By /s/ Derek Tovich
Name: Derek Tovich
Title: Associate Director - Mining

Banco do Brasil – New York Branch
By /s/ Bernardo Rothe
Name: Bernardo Rothe
Title: General Manager
By /s/ Daniel Alves Maria
Name: Daniel Alves Maria
Title: Deputy General Manager

Banco Bilbao Vizcaya Argentaria, S.A.
By /s/ Jay Levit
Name: Jay Levit
Title: Vice President
By /s/ John Martini
Name: John Martini
Title: Vice President

Dresdner Bank AG New York and Grand Cayman Branches
By /s/ Enrique Bustamante
Name: Enrique Bustamante
Title: Managing Director
By /s/ Susan Dingilian
Name: Susan Dingilian
Title: Managing Director

Fortis Capital Corp.
By /s/ Edward F. Aldrich
Name: Edward F. Aldrich
Title: Director
By /s/ Antonio J. Nañez
Name: Antonio J. Nañez
Title: Vice President

BANCO ITAÚ BBA S.A.–NASSAU BRANCH
By /s/ Sérgio Alves Da Silva
Name: Sérgio Alves Da Silva
Title: Attorney-in-fact
By /s/ Esther Maria Ferrando
Name: Esther Maria Ferrando
Title: Attorney-in-fact

MIZUHO CORPORATE BANK LTD.
By /s/ David Costa
Name: David Costa
Title: Senior Vice President

NATEXIS BANQUES POPULAIRES
By /s/ Alexandre Garcia
Name: Alexandre Garcia Title:
By /s/ Jean Tournaire
Name: Jean Tournaire Title:

SOCIETE GENERALE
By /s/ Chin-Eav EAP
Name: Chin-Eav EAP
Title: Managing Director

Standard Chartered Bank
By /s/ Joel Martinez
Name: Joel Martinez
Title: Syndications, Capital Markets
By /s/ Amelia Chavez-DeRosa
Name: Amelia Chavez-DeRosa
Title: Credit Documentation Officer
Credit Risk Control
Standard Chartered Bank NY

SUMITOMO MITSUI BANKING CORPORATION
By /s/ David A. Buck
Name: David A. Buck
Title: Senior Vice President

TD McMurray Investments Limited
By /s/ Donald Sugg
Name: Donald Sugg
Title: Attorney-in-fact
By /s/ Denzil Dias
Name: Denzil Dias
Title: Attorney-in-fact

WestLB AG, New York Branch
By /s/ Therese Rabieh
Name: Therese Rabieh
Title: Managing Director
By /s/ Christiana Aguiar
Name: Christiana Aguiar
Title: Associate Director

[Merrill Lynch Capital Corporation]
By /s/ Don Burkitt
Name: Don Burkitt
Title: Vice President

ROYAL BANK OF CANADA
By /s/ Dustin Craven
Name: Dustin Craven
Title: Attorney-in-fact
[By ______________
Name:
Title:]

BAYERISCHE LANDESBANK
By /s/ Michael Jakob
Name: Michael Jakob
Title: First Vice President
By /s/ Norman McClave
Name: Norman McClave
Title: First Vice President

By Unibanco – União de Bancos Brasileiros S.A., Grand Cayman Branch
By /s/ José Lucas Ferreira de Melo
Name: José Lucas Ferreira de Melo
Title: Executive Officer

By Unibanco – União de Bancos Brasileiros S.A., Grand Cayman Branch
By /s/ William Macdougall Bethlem
Name: William Macdougall Bethlem
Title: Officer

Commonwealth Bank of Australia
By /s/ Jeff Heazlewood
Name: Jeff Heazlewood
Title: Relationship Executive

Deutsche Bank AG New York Branch
By /s/ Eugenia Wilds
Name: Eugenia Wilds
Title: Director
By _______________
Name:
Title:

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.
By /s/ D. Boogaard
Name: D. Boogaard
Title: Global Head TCF
By /s/ M.O. Saydam
Name: M.O. Saydam
Title: Head Metals, SCF

The Royal Bank of Scotland Plc
By /s/ Dale Williams
Name: Dale Williams
Title: Managing Director

SANPAOLO IMI S.p.A.
By /s/ Barbara Bassi
Name: Barbara Bassi
Title: V.P.
By /s/ Renato Carducci
Name: Renato Carducci
Title: General Manager

BANCO LATINOAMERICANO DE EXPORTACIONES, S.A. (Bladex)
By /s/ Eucadis U. de Molina
Name: Eucadis U. de Molina
Title: Assistant Vice President
By /s/ Carmen Murillo
Name: Carmen Murillo
Title: Vice President

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED
By /s/ John W. Wade
Name: John W. Wade
Title: Director

Banca Intesa, S.p.A.
By /s/ Nicholas A. Matacchieri
Name: Nicholas A. Matacchieri
Title: Director
By /s/ Francesco DiMario
Name: Francesco DiMario
Title: First Vice President

CREDIT SUISSE SECURITIES (USA) LLC, as Joint Bookrunner, Joint Lead Arranger, Co-Syndication Agent and Co-Documentation Agent
By /s/ Christopher G. Cunningham
Name: Christopher G. Cunningham
Title: Managing Director

UBS SECURITIES LLC, as Joint Bookrunner, Joint Lead Arranger, Co-Syndication Agent and Co-Documentation Agent
By /s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director
By /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

ABN AMRO BANK N.V., as Joint Bookrunner, Joint Lead Arranger, Co-Syndication Agent and Co-Documentation Agent
By
Name:
Title:
By /s/ Conrado Lautenberg
Name: Conrado Lautenberg
Title: Vice President Portfolio Management TMT

SANTANDER INVESTMENT SECURITIES INC., as Joint Bookrunner, Joint Lead Arranger, Co-Syndication Agent and Co-Documentation Agent
By /s/ Marcelo Castro
Name: Marcelo Castro
Title: Managing Director
By /s/ William Donovan
Name: William Donovan
Title: Vice President

SCHEDULE 1

COMMITMENTS

Lender Name	Commitment
Credit Suisse, New York Branch	$795,000,000
UBS Loan Finance LLC	$795,000,000
ABN AMRO Bank N.V.	$795,000,000
Banco Santander Central Hispano, S.A., acting through the New York Branch	$795,000,000
BNP Paribas New York	$725,000,000
Bank of America, N.A.	$725,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$725,000,000
Banco Bradesco S.A., Grand Cayman Branch	$725,000,000
Calyon New York Branch	$725,000,000
Citibank, N.A.	$725,000,000
HSBC Bank USA, National Association	$725,000,000
JPMorgan Chase Bank, N.A.	$725,000,000
The Bank of Nova Scotia	$725,000,000
Banco do Brasil S.A. – New York Branch	$480,000,000
Banco Bilbao Vizcaya Argentaria S.A. – New York Branch	$480,000,000
Dresdner Bank AG New York and Grand Cayman Branches	$480,000,000
Fortis Capital Corp.	$480,000,000
Banco Itaú BBA S.A. – Nassau Branch	$480,000,000
Mizuho Corporate Bank, Ltd.	$480,000,000
Natexis Banques Populaires	$480,000,000
Société Générale	$480,000,000
Standard Chartered Bank	$480,000,000
Sumitomo Mitsui Banking Corporation	$480,000,000
TD McMurray Investments Limited	$480,000,000
WestLB AG, New York Branch	$480,000,000
Merrill Lynch Capital Corporation	$400,000,000
Royal Bank of Canada	$300,000,000
Bayerische Landesbank	$250,000,000
Unibanco – União de Bancos Brasileiros S.A., Grand Cayman Branch	$220,000,000

Commonwealth Bank of Australia	$200,000,000
Deutsche Bank AG New York Branch	$200,000,000
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.	$200,000,000
The Royal Bank of Scotland Plc	$200,000,000
SANPAOLO IMI S.p.A.	$200,000,000
BANCO LATINOAMERICANO DE EXPORTACIONES S.A. New York Agency - Bladex	$165,000,000
Australia and New Zealand Banking Group Limited	$100,000,000
Banca Intesa, S.p.A.	$100,000,000
TOTAL:	$18,000,000,000

SCHEDULE 3

EXISTING LIENS

			U.S.$
COMPANY	LIEN	BENEFICIARY	AMOUNT OF DEBT SECURED
ALBRAS	PROPERTIES, PLANT AND EQUIPMENT	BNDES	17.5
	SECURITIES	JBIC	313.0
ALBRAS Total			330.6
ALUNORTE	PROPERTIES, PLANT AND EQUIPMENT	BNDES	2.0
	SECURITIES	BNDES	106.5
ALUNORTE Total			108.4
CVRD	SECURITIES	KFW	42.5
	SHARES	FEDERAL REPUBLIC OF BRAZIL in its capacity of Guarantor	102.6
CVRD Total			145.1
CVRD FINANCE	SECURITIES	JP MORGAN CHASE	366.8
CVRD FINANCE Total			366.8
DOCENAVE	PROPERTIES, PLANT AND EQUIPMENT	BNDES	0.2
	SECURITIES	FEDERAL REPUBLIC OF BRAZIL in its capacity of Guarantor	14.4
DOCENAVE Total			14.6
MBR	PROPERTIES, PLANT AND EQUIPMENT	IFC	10.0
MBR Total			10.0
PPSA	PROPERTIES, PLANT AND EQUIPMENT	IFC	16.0
PPSA Total			16.0
SIBRA	SECURITIES	MITSUBISHI	0.3
SIBRA Total			0.3
Total Global			991.7

SCHEDULE 4

OFFER CONDITIONS

None.

EXHIBIT A

FORM OF PROMISSORY NOTE

PROMISSORY NOTE

US$ [_______]

Place: [_______]

Dated as of: [_______]

FOR VALUE RECEIVED, COMPANHIA VALE DO RIO DOCE, a company duly organized and validly existing under the laws of Federative Republic of Brazil (“CVRD”), CVRD USA Corp., a corporation duly organized and validly existing under the laws of the State of Delaware (“CVRD USA”), and RD Jersey Limited, a limited company duly organized and validly existing under the laws of Jersey (“RD Jersey” and, together with CVRD and CVRD USA, the “Borrowers”) jointly and severally hereby promise to pay to [_______] (the “Payee”) the principal amount of US$ [_______] or, if less, the aggregate principal amount of the Advances made by the Payee to the Borrowers pursuant to the Credit Agreement, dated as of October 25, 2006, by and among the Borrowers, the Payee and the other lenders from time to time party thereto (collectively, the “Lenders”), Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) and Credit Suisse Securities (USA) LLC, UBS Securities LLC, ABN AMRO Bank N.V. and Santander Investment Securities Inc., as Joint Lead Arrangers (as modified, supplemented or amended from time to time, the “Agreement”), on the Maturity Date.

The Borrowers also jointly and severally promise to pay interest on the unpaid principal amount of each such Advance from the Disbursement Date of such Advance until the Maturity Date, at such interest rates, and payable at such times, as are specified in the Agreement and the Disbursement Request delivered pursuant to the Agreement in respect of such Advance.

Both principal and interest hereunder are payable in lawful money of the United States of America to the Payee, through the Administrative Agent, at its Payment Account, on the basis provided in Section 6 of the Agreement. Each Advance owing to the Payee by the Borrowers pursuant to the Agreement, and all payments made on account of principal thereof, shall be recorded by the Payee and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided, however, that any failure to make any such notation shall not affect the Borrowers’ obligations hereunder or in respect of any Advance.

The Borrowers hereby waive presentment, demand, protest and all notices of any kind in connection with this Promissory Note. The failure of the Payee to exercise any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that instance or any subsequent instance.

This Promissory Note is one of the Promissory Notes referred to in the Agreement and is subject to the terms and conditions of the Agreement. The Agreement, among other things, provides for the making of Advances by the Payee to the Borrowers from time to time in an aggregate amount not to exceed at any time the US Dollar amount first above mentioned, the indebtedness of the Borrowers resulting from each such Advance being evidenced by this Promissory Note. The Agreement also contains provisions for voluntary and mandatory prepayment, in whole or in part, and, subject to the agreement of the Required Lenders, for the acceleration of the maturity hereof upon the happening of certain events therein specified.

Capitalized terms used but not defined in this Promissory Note shall have the meanings ascribed to them in the Agreement.

Exhibit A

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

Exhibit A

IN WITNESS WHEREOF, each undersigned has executed this Promissory Note in English as of the date first above written herein.

COMPANHIA VALE DO RIO DOCE

By: ____________________________	By: ___________________________
Name:	Name:
Title:	Title:

CVRD USA CORP.

By: ____________________________	By: ___________________________
Name:	Name:
Title:	Title:

RD JERSEY LIMITED

By: ____________________________	By: ___________________________
Name:	Name:
Title:	Title:

Exhibit A

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit A

EXHIBIT B

FORM OF DISBURSEMENT REQUEST

DISBURSEMENT REQUEST

Credit Suisse

Attn: [_______]

Eleven Madison Avenue

New York, NY 10010

We refer to the Credit Agreement, dated as of October 25, 2006 (as modified, supplemented or amended from time to time, the “Agreement”), entered into among Companhia Vale do Rio Doce, CVRD USA Corp., RD Jersey Limited, the Lenders from time to time party thereto, Credit Suisse, as Administrative Agent, and Credit Suisse Securities (USA) LLC, UBS Securities LLC, ABN AMRO Bank N.V. and Santander Investment Securities Inc., as Joint Lead Arrangers. Terms defined in the Agreement shall have the same meaning in this Disbursement Request.

Pursuant to Section 3(a) of the Agreement, we hereby request you to arrange [(Base Rate)/ (LIBOR)] Advances with the Lenders in the amount of US$ [_______] on [_______] (the “Disbursement Date”). The Interest Periods applicable to such Advances shall be as follows: [_________].1

We hereby instruct you to credit to the account number [_______], at [_______], the Advances on the Disbursement Date.

We confirm that, on the date hereof, (a) the representations set out in Section 11 of the Agreement are true and correct, and (b) no Default has occurred and is continuing.

_________________________

1 Borrower to specify each Interest Period applicable to the requested Advances, from the Disbursement Date thereof through the Maturity Date, if such Advances are LIBOR Advances.

Exhibit B

Sincerely yours,

COMPANHIA VALE DO RIO DOCE

By: ____________________________	By: ___________________________
Name:	Name:
Title:	Title:

CVRD USA CORP.

By: ____________________________	By: ___________________________
Name:	Name:
Title:	Title:

RD JERSEY LIMITED

By: ____________________________	By: ___________________________
Name:	Name:
Title:	Title:

Exhibit B

EXHIBIT C

FORM OF CLOSING CERTIFICATE

CLOSING CERTIFICATE

[Each of the][The] undersigned, a Director of [Companhia Vale do Rio Doce, a corporation duly organized and validly existing under the laws of the Federative Republic of Brazil (the “Borrower”)][CVRD USA Corp., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”)][RD Jersey Limited, a limited company duly organized and validly existing under the laws of Jersey (the “Borrower”)], [do][does] hereby certify on behalf of the Borrower that:

1.            This Certificate is furnished pursuant to Section 10.1(c) of the Credit Agreement, dated as of October 25, 2006 (as modified, supplemented or amended from time to time, the “Agreement”), among the Borrower, [_______], [_______], the Lenders from time to time party thereto, Credit Suisse, as Administrative Agent, and Credit Suisse Securities (USA) LLC, UBS Securities LLC, ABN AMRO Bank N.V. and Santander Investment Securities Inc., as Joint Lead Arrangers.

2.            The following named individuals hold the positions with the Borrower set forth opposite their respective names and as of the signing of the Advance Documents are duly authorized to execute and deliver the Advance Documents to which the Borrower is party and to deliver notices and other communications pursuant to the Advance Documents to which the Borrower is party, including but not limited to Disbursement Requests. The signature written opposite the name and title of each such officer is his or her correct signature.

Name[2]	Office	Signature

3.            Attached hereto as Exhibit A is a true and correct copy of the certificate of incorporation (or equivalent organizational document) of the Borrower, together with all amendments thereto, which were duly adopted and are in full force and effect on the date hereof.

4.            Attached hereto as Exhibit B is a true and correct copy of the bylaws (or equivalent organizational document) of the Borrower, together with all amendments thereto, which were duly adopted and are in full force and effect on the date hereof.

5.            Attached hereto as Exhibit C is a true and correct copy of resolutions duly adopted by the [Board of Directors] of the Borrower at a meeting on [_______], at which a quorum was present and acting throughout, which resolutions have not been revoked, modified, amended or rescinded and are still in full force and effect. Except as attached hereto as Exhibit C, no resolutions have been

_________________________

2 Include name, title and signature of each individual who will sign the Advance Documents or be authorized to send notices, including the individuals who will sign the certification at the end of this Closing Certificate.

Exhibit C

adopted by the [Board of Directors] of the Borrower which deal with the execution, delivery or performance of any of the Advance Documents.

6.            [Attached hereto as Exhibit D is a copy of a certificate of the Secretary of State of the State of Delaware, dated reasonably near the Effective Date, relating to the existence, good standing and organizational documents of CVRD USA Corp.]

7.            On the date hereof, (a) the representations set out in Section 11 of the Agreement are true and (b) no Default has occurred and is continuing.

8.            All conditions set forth in Section 4 of the Offer to Purchase (without any modification or waiver that is adverse in any material respect to the Lenders or the Administrative Agent, except as permitted under Section 10.1(h) of the Agreement), other than payment by the Offeror of the purchase price to the shareholders of Inco, have been satisfied or waived for the acquisition of the Initial Shares in accordance with the terms set forth in the Offer Documents (without any modification thereof that is adverse in any material respect to the Lenders or the Administrative Agent or any change in the purchase price, except as permitted under Section 10.1(h) of the Agreement), and the Offeror has not made any determination with respect to any condition set forth in Section 4 of the Offer to Purchase except as permitted under Section 10.1(h) of the Agreement.

Unless otherwise defined herein, capitalized terms used in this Closing Certificate shall have the meanings set forth in the Agreement.

2

Exhibit C

IN WITNESS WHEREOF, [each of] the undersigned has hereunto set his/her hand this ___ day of ______, 2006.

[_______]

[_______]

[_______]

By: ____________________________	[By: ___________________________
Name:	Name:
Title: Director	Title: Director]

Exhibit C

EXHIBIT D

FORM OF

ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of October 25, 2006 (as modified, supplemented or amended from time to time, the “Agreement”; capitalized terms used in this Assignment and Acceptance, unless otherwise defined herein, having the meanings set forth in the Agreement) among Companhia Vale do Rio Doce, CVRD USA Corp., RD Jersey Limited, the Lenders from time to time party thereto, Credit Suisse, as Administrative Agent, and Credit Suisse Securities (USA) LLC, UBS Securities LLC, ABN AMRO Bank N.V. and Santander Investment Securities Inc., as Joint Lead Arrangers.

Each “Assignor” referred to on Schedule 1 hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

1.            Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Agreement. After giving effect to such sale and assignment, such Assignee’s Commitment and the amount of the Advances owing to such Assignee will be as set forth on Schedule 1 hereto.

2.            Such Assignor (a) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Advance Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Advance Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Advance Document or any other instrument or document furnished pursuant thereto; and [(d) attaches the Promissory Note or Promissory Notes (if any) held by such Assignor and requests that the Administrative Agent exchange such Promissory Note or Promissory Notes for a new Promissory Note or Promissory Notes payable to the order of such Assignee in an amount equal to the Commitment assumed by such Assignee pursuant hereto or new Promissory Notes payable to the order of such Assignee in an amount equal to the Commitment assumed by such Assignee pursuant hereto and such Assignor in an amount equal to the Commitment retained by such Assignor under the Agreement, respectively, as specified on Schedule 1 hereto].

3.            Such Assignee (a) confirms that it has received a copy of the Agreement, together with copies of the financial statements referred to in Section 11(e) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis

Exhibit D

and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon the Administrative Agent, any Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (c) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Advance Documents as are delegated to such Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (f) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Agreement are required to be performed by it as a Lender; and (g) attaches any U.S. Internal Revenue Service forms required under Section 6 of the Agreement.

4.            Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5.            Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (a) such Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (b) such Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement (other than its rights and obligations under the Advance Documents that are specified under the terms of such Advance Documents to survive the payment in full of the Obligations of the Loan Parties under the Advance Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of such Assignor under the Agreement, such Assignor shall cease to be a party thereto; provided, however, that if such Assignee is a Designated Assignee, such Assignor shall not be relieved or novated from any of its obligations to make Advances in respect of any Available Commitment assigned hereby until the earlier of the dates set forth in clauses (A)-(D) of Section 19(d) of the Agreement; provided further that such Assignee shall have the primary obligation to make such Advances and, in the event that such Assignor shall for any reason be required to make any such Advances notwithstanding the obligation of such Assignee to do so, such Assignor shall be entitled to recover from such Assignee on demand an amount equal to the amount of such Advances made by such Assignor, together with interest on such amount in respect of each day from the date such Advance was made to the Borrowers by such Assignor to the date such amount is recovered by such Assignor at a rate per annum equal to the rate applicable to such Advance pursuant to Section 4 of the Agreement, and until payment in full of such amount, such Assignor shall be deemed to be the owner and holder of such Advance and all interest payable thereon for all purposes.

6.            Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Agreement and the other Advance Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignor for amounts which have accrued to but excluding the Effective Date and to such Assignee for amounts which have accrued from and after the Effective Date; provided, however, that if (a) such Assignee is a Designated Assignee, (b) such Assignee has failed to

2

Exhibit D

make any Advance required to be made by it under the Agreement in respect of any Available Commitment assigned hereby, and (c) such Assignor has made such Advance in respect of such Available Commitment under the Agreement, all payments under the Agreement and the other Advance Documents in respect of such Advance shall be made to such Assignor.

7.            This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.            This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

3

Exhibit D

SCHEDULE 1

TO

ASSIGNMENT AND ACCEPTANCE

ASSIGNORS:
Percentage interest assigned	%	%	%	%	%
Commitment amount assigned	$	$	$	$	$
Aggregate outstanding principal amount of Advances assigned	$	$	$	$	$
Principal amount of Promissory Note payable to Assignor	$	$	$	$	$

Exhibit D

ASSIGNEES:
Percentage interest assumed	%	%	%	%	%
Commitment amount assumed	$	$	$	$	$
Aggregate outstanding principal amount of Advances assumed	$	$	$	$	$
Principal amount of Promissory Note payable to Assignee	$	$	$	$	$

Exhibit D

Effective Date (if other than date of acceptance by Administrative Agent):

3__________, 200_

Assignors

__________, as Assignor

[Type or print legal name of Assignor]

By	______________________________

Name:

Title:

Dated: __________, 200_

__________, as Assignor

[Type or print legal name of Assignor]

By	______________________________

Name:

Title:

Dated: __________, 200_

__________, as Assignor

[Type or print legal name of Assignor]

By	______________________________

Name:

Title:

Dated: __________, 200_

_________________________

3 This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Exhibit D

Assignees

___________, as Assignee

[Type or print legal name of Assignee]

By	______________________________

Name:

Title:

Dated: __________, 200_

__________, as Assignee

[Type or print legal name of Assignee]

By	______________________________

Name:

Title:

Dated: __________, 200_

Exhibit D

2Accepted [and Approved] this ____

day of __________, 200_

CREDIT SUISSE, NEW YORK BRANCH

as Administrative Agent

By ______________________________

Name:

Title:

By ______________________________

Name:

Title:

_________________________

2 Required if the Assignee is an Eligible Assignee solely by reason of clause (iv) of the definition of “Eligible Assignee.”

Exhibit D

EXHIBIT E

FORM OF GUARANTEE AGREEMENT

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT (the “Guarantee”) is made as of [_______] by

(1) [_______] (the “Guarantor”); in favor of

(2) Credit Suisse (the “Administrative Agent”) and the Lenders from time to time party to the Agreement referred to below (the “Lenders”).

1. GUARANTEE

1.1 In consideration of the Lenders making Advances to Companhia Vale do Rio Doce, a company duly organized and validly existing under the laws of the Federative Republic of Brazil (“CVRD”), CVRD USA Corp., a corporation duly organized and validly existing under the laws of the State of Delaware, (“CVRD USA”) and RD Jersey Limited, a limited company duly organized and validly existing under the laws of Jersey (“RD Jersey” and, together with CVRD and CVRD USA, the “Borrowers”) under the Credit Agreement dated as of October 25, 2006 entered into by and among the Borrowers, the Lenders from time to time party thereto, Credit Suisse, as Administrative Agent, and Credit Suisse Securities (USA) LLC, UBS Securities LLC, ABN AMRO Bank N.V. and Santander Investment Securities Inc., as joint bookrunners, joint lead arrangers, co-syndication agents and co-documentation agents (as modified, supplemented or amended from time to time, the “Agreement”), the Guarantor absolutely, irrevocably and unconditionally: (a) guarantees to the Administrative Agent and the Lenders each and every obligation and liability each of the Borrowers may now or hereafter have to the Administrative Agent and Lenders under the terms of the Agreement and the other Advance Documents (whether solely or jointly with one or more Persons and whether as principal or as surety or in some other capacity) and promises to pay to the Administrative Agent and the Lenders from time to time on demand the due and unpaid balance of every sum (of principal, interest or otherwise) now or hereafter owing, due or payable by any or all of the Borrowers to the Lenders in respect of any such obligation or liability; and (b) agrees to indemnify the Administrative Agent and Lenders from time to time on demand from and against any loss incurred by the Administrative Agent or any of Lenders as a result of any such obligation or liability being or becoming void, voidable, unenforceable or ineffective as against any of the Borrowers for any reason whatsoever, whether or not known to the Administrative Agent or any of Lenders, the amount of such loss being equal to the amount which the Administrative Agent or such Lender, as the case may be, would otherwise have been entitled to recover from the Borrowers. Terms not defined herein shall have the same meaning as determined in the Agreement.

1.2 The guarantee and indemnity contained in Clause 1.1 are in respect of all of the obligations and liabilities of any or all of the Borrowers to the Administrative Agent and the Lenders under the terms of the Agreement and the other Advance Documents (the “Liabilities”).

1.3 The obligations of the Guarantor hereunder shall be to make payment to the Administrative Agent and the Lenders, in US Dollars, strictly in accordance with the terms and provisions of the Agreement, expressed or implied, regardless of any Law of any jurisdiction whether now or hereinafter in effect, which affects or might in any manner affect any of such terms or provisions or rights of the

Exhibit E

Administrative Agent or the Lenders as against any of the Borrowers or the obligations of the Guarantor hereunder.

1.4 This Guarantee will continue to be effective or be reinstated, as the case may be, if at any time any payment of any Liabilities is rescinded or must otherwise be returned by the Administrative Agent or the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, all as though such payment had not been made.

1.5 The Guarantor will not assert, enforce or otherwise exercise any rights which it may acquire by way of subrogation under this Guarantee, or by any payment made hereunder or otherwise, until payment in full in cash of all Liabilities and the termination of any and all Commitments. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Liabilities and (b) the termination of all Commitments, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Liabilities, whether matured or unmatured, in accordance with the terms of the Advance Documents, or to be held as collateral for any Liabilities thereafter arising.

1.6 The Guarantor, and by its acceptance of this Guarantee the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guarantee and the obligations of the Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Title 11, U.S. Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal, state, provincial or territorial law to the extent applicable to the Guarantee and the obligations of the Guarantor hereunder. To effectuate the foregoing intentions, the Administrative Agent, the Lenders and the Guarantor hereby agree that the obligations of the Guarantor under this Guarantee at any time shall be limited to the maximum amount as will result in the obligations of the Guarantor under this Guarantee not constituting a fraudulent conveyance or transfer under applicable law.

2. PRESERVATION OF RIGHTS

2.1 The obligations of the Guarantor contained in this Guarantee shall be in addition to and independent of every other guarantee or security which the Administrative Agent or any of the Lenders may at any time hold in relation to any of the Liabilities.

2.2 The Guarantor guarantees that the Liabilities will be paid strictly in accordance with the terms of the Advance Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. Neither the obligations of the Guarantor contained in this Guarantee nor the rights, powers and remedies conferred in respect of the Guarantor upon the Administrative Agent or any of the Lenders by this Guarantee or by Law shall be discharged, impaired or otherwise affected by, and the Guarantor hereby waives any defense to the enforcement hereof by reason of:

(a) the winding-up, dissolution, administration or reorganization of any of the Borrowers or any other Person or any change in its status, function, control or ownership;

(b) any of the Liabilities or any of the obligations of any of the Borrowers or any other Person under any other guaranty or security relating to any of the Liabilities being or becoming illegal, invalid, unenforceable or ineffective in any respect;

2

Exhibit E

(c) any time or other indulgence being granted or agreed to be granted to any of the Borrowers or any other Person in respect of any of the Liabilities or under any other guaranty or security;

(d) any amendment to, or any variation, waiver or release of, any of the Liabilities or of any Person under any other guaranty or security;

(e) any failure of any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender (the Guarantor waiving any duty on the part of the Lenders to disclose such information);

(f) any failure to take, or fully to take, any other guaranty or any security agreed to be taken in relation to any of the Liabilities;

(g) any failure to realize or fully to realize the value of, or any release, discharge, exchange or substitution of, any other guaranty or any security taken in respect of any of the Liabilities;

(h) the application of any law, order, decree or regulation having the force of law in Brazil or any other applicable jurisdiction, including any failure to obtain prior approvals, which would prevent the exchange of Reais or other currencies for US Dollars or the remittance of funds outside Brazil or any other jurisdiction or the unavailability of US Dollars in any legal exchange market in Brazil or any other jurisdiction in accordance with normal commercial practice;

(i) a declaration of a banking moratorium or any suspension of payments by banks in Brazil or any other jurisdiction or the imposition by Brazil or any other jurisdiction or any governmental authority thereof of any moratorium on the required rescheduling or restructuring of, or required approval of payments on, any indebtedness of Brazil or any other jurisdiction;

(j) any expropriation, confiscation, nationalization or requisition by Brazil or any other jurisdiction or any governmental authority thereof that directly or indirectly deprives any Borrower in Brazil or any other jurisdiction of its ownership or benefit of all or a substantial portion of its assets and that will prevent any payment of obligations under the Advance Documents;

(k) any war (whether declared or undeclared), insurrection, revolution, hostile act, civil strife or similar event occurring in Brazil, which has the same effect as the events described in clause (h), (i) or (j) above; or

(l) any other act, event or omission which, but for this Clause 2.2, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor contained in this Guarantee or any of the rights, powers or remedies conferred upon the Administrative Agent or any of the Lenders by this Guarantee or by Law.

2.3 Neither the Administrative Agent nor the Lenders shall be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of an obligor by this Guarantee or by Law:

(a) to make any demand of any of the Borrowers;

(b) to take any action or obtain judgment in any court against any of the Borrowers;

(c) to make or file any claim or proof in a winding-up or dissolution of any of the Borrowers; or

3

Exhibit E

(d) to enforce or seek to enforce any other guaranty or any security taken in respect of any of the obligations of any of the Borrowers in respect of the Liabilities.

3. REPRESENTATIONS AND WARRANTIES

3.1 The Guarantor represents and warrants that:

(a) it is a [_______] duly organized and validly existing under the laws of [_______] and has and will have full power, authority and legal right to enable it to execute and deliver and perform its obligations under this Guarantee;

(b) this Guarantee has been duly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;

(c) all necessary authorizations, consents, approvals, licenses, filings and registrations to enable it to enter into this Guarantee have been obtained and are and will remain in full force and effect;

(d) the execution, delivery and performance of this Guarantee are within its powers, have been duly authorized by all necessary corporate actions and will not conflict with, or require any consent under, (i) any material agreement, instrument or document binding on it or any of its assets, (ii) its constitutive documents or (iii) any current applicable Law;

(e) there are no actions, suits or proceedings pending to or, to the Guarantor’s knowledge, threatened (i) with respect to this Guarantee or (ii) with respect to any material Debt of the Guarantor that, in the case of (i) or (ii), would reasonably be expected to have a Material Adverse Effect; and

[(f) this Guarantee is in proper legal form under the Laws of [_____] for the enforcement thereof against the Guarantor under such Laws; under the Laws of [____], the choice of the laws of the State of New York as set forth in this Guarantee is a valid choice of law, and the irrevocable submission to jurisdiction and consent to service of process and appointment of an agent for service of process by the Guarantor, in each case as set forth in this Guarantee, is legal, valid, binding and effective.]1

4. PAYMENTS AND INTEREST

4.1 All payments to be made by the Guarantor to the Administrative Agent or any of the Lenders under this Guarantee shall be made without set-off or counterclaim and without any deduction or withholding whatsoever. If the Guarantor is obliged by law to make any deduction or withholding from any such payment, the amount due from the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding the Administrative Agent and the Lenders receive a net amount equal to the amount the Administrative Agent and the Lenders would have received had no such deduction or withholding been required to be made; provided that the Administrative Agent and the Lenders shall not receive as a result of such increase an amount in excess of the amount that the Administrative Agent and the Lenders would have received under Section 6 of the Agreement had the relevant payment been made by the Borrowers.

4.2 If the Administrative Agent or any of the Lenders makes a demand under this Guarantee, interest shall be payable at the applicable Interest Rate plus 2% (or if such rate is not permissible under applicable law,

_________________________

1 Insert if Guarantor is not a US entity.

4

Exhibit E

a lower rate that is the maximum permitted under applicable law) on each sum demanded (before and after any judgment) from the date of demand until the date of payment calculated on a daily basis.

5. CONTINUING SECURITY

5.1 The obligations of the Guarantor contained in this Guarantee shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of any of the Borrowers in relation to any of the Liabilities and shall continue in full force and effect until final payment in full of all amounts owing by each of the Borrowers in respect of the Liabilities and total satisfaction of each Borrower’s actual and contingent obligations in relation to the Liabilities; provided, however, that the Guarantor shall be released from its obligations hereunder immediately prior to the consummation of a Permitted Offering as and to the extent required under Section 12(o) of the Agreement. This Guarantee shall be binding upon the Guarantor, its successors and assigns and inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Agreement (including, without limitation, any portion of its Commitment, the Advances owing to it and any Promissory Note or Promissory Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender therein or otherwise, in each case as and to the extent provided in Section 19 of the Agreement. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

6. WAIVERS AND ACKNOWLEDGMENTS

6.1 The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Liabilities and this Guarantee and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person.

6.2 The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guarantee and acknowledges that this Guarantee is continuing in nature and applies to all Liabilities, whether existing now or in the future.

6.3 The Guarantor hereby unconditionally and irrevocably waives (a) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against any of the other Loan Parties, or any other Person and (b) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder.

7. SUBORDINATION

The Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to the Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Liabilities to the extent and in the manner hereinafter set forth in this Section 7:

7.1 Except during the continuance of a Default under Section 15(a)(i), 15(a)(vii), 15(a)(viii) or 15(a)(ix) of the Agreement or an Event of Default, the Guarantor may receive regularly scheduled payments and

5

Exhibit E

any other payments permissible under the Agreement from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default under Section 15(a)(i), 15(a)(vii), 15(a)(viii) or 15(a)(ix) of the Agreement or any Event of Default, however, unless the Required Lenders otherwise agree, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

7.2 In any proceeding under any Law relating to bankruptcy, insolvency, restructuring, liquidation, dissolution, arrangement or concordata in respect of any other Loan Party, the Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Liabilities (including all interest and expenses accruing after the commencement of a proceeding under any such Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations.

7.3 After the occurrence and during the continuance of any Default under Section 15(a)(i), 15(a)(vii), 15(a)(viii) or 15(a)(ix) of the Agreement or any Event of Default, the Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Administrative Agent on account of the Liabilities (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

7.4 After the occurrence and during the continuance of any Default under Section 15(a)(i), 15(a)(vii), 15(a)(viii) or 15(a)(ix) of the Agreement or any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (a) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Liabilities (including any and all Post-Petition Interest), and (b) to require the Guarantor (i) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (ii) to pay any amounts received on such obligations to the Administrative Agent for application to the Liabilities (including any and all Post-Petition Interest).

8. SET-OFF

Each of the Administrative Agent and the Lenders may at any time apply any credit balance to which the Guarantor is entitled on any account maintained with the Administrative Agent or any of the Lenders in any currency, in satisfaction of any sum due and payable hereunder from the Guarantor to the Administrative Agent and/or any of the Lenders but unpaid.

9. NOTICES

Any notice, demand or other communication to be made by one Person to another in respect of this Guarantee may be served by leaving it: (a) in the case of the Guarantor, at its address at [_______], Attention: [_______] (Fax: [_______]); and (b) in the case of the Administrative Agent, at the address specified in Section 20(b) of the Agreement (or such other address as the Administrative Agent may previously have specified) or by letter posted by prepaid first-class post to such address (which shall be deemed to have been served on the fifth day following the date of posting), or by fax to the fax number specified in Section 20(b) of the Agreement (or such other number as the Administrative Agent may previously have specified) (which shall be deemed to have been received when transmission has been completed); provided that any communication to be served on the Administrative Agent shall be effective only when actually received by the Administrative Agent, marked for the attention of the department or officer specified by the Administrative Agent for such purpose.

6

Exhibit E

10. COSTS AND EXPENSES

All the reasonable and documented costs and expenses (including legal fees, stamp duties and any value added tax) incurred by the Administrative Agent or any of the Lenders in connection with the enforcement of this Guarantee, shall be reimbursed by the Guarantor on demand on a full indemnity basis together with interest from the date on which each of the Borrowers and the Guarantor receive written notice of such costs and expenses to the date of payment at the applicable Interest Rate plus 2% (or if such rate is not permissible under applicable law, a lower rate that is the maximum permissible under applicable law).

11. PARTIAL INVALIDITY

If at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guarantee nor of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby.

12. AMENDMENTS, ETC.

No amendment or waiver of any provision of this Guarantee, and no consent to departure by the Guarantor herefrom, will in any event be effective unless the same is in writing and signed by the Administrative Agent (acting with the consent of the Lenders in accordance with Section 20(a) of the Agreement), and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

13. LAW AND JURISDICTION; WAIVER OF JURY TRIAL

13.1 This Guarantee shall be governed by and construed in accordance with the law of the State of New York. Any legal action or proceeding arising out of or relating to this Guarantee may be brought in any state or federal court in the county of New York, State of New York, United States of America. The Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of such courts and waives, to the fullest extent it may effectively do so, (a) any objection which it may, now or hereafter, have to the laying of venue of any such action or proceeding in any such court and any claim, that any such action or proceeding has been brought in an inconvenient forum and (b) any and all rights to trial by jury of, under on in connection with this Guarantee. [The Guarantor hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, N.Y. 10011, United States of America, as its agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Guarantor, in care of the Process Agent at the Process Agent’s above address, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.]2

13.2 To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor

_________________________

2 Insert if Guarantor is not a US entity.

7

Exhibit E

hereby irrevocably waives, to the fullest extent it may effectively do, such immunity in respect of its obligations under this Guarantee and agrees that the waivers set forth in this Section 13.2 shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable for purposes of such Act.

13.3 [The obligations of the Guarantor hereunder to make payments in US Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than US Dollars, except to the extent that such tender or recovery results in the effective receipt by the respective Indemnitee of the full amount of US Dollars expressed to be payable to such Indemnitee under this Guarantee. If for purposes of obtaining or enforcing a judgment against the Guarantor in any court or any jurisdiction it becomes necessary to convert into or from any coin or currency other than US Dollars (such other coin or currency, the “Judgment Currency”), the conversion shall be made at the rate of exchange at which the Administrative Agent could purchase US Dollars with such Judgment Currency in accordance with normal banking procedures in New York City, State of New York, United States, with respect to Dollars as of the day (or, if such day is not a Business Day, on the next succeeding Business Day) on which such judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”). If there is a variation in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due from the Guarantor, the Guarantor covenants to pay, or cause to be paid, such additional amounts, if any (but in any event, not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the applicable rate of exchange prevailing on the date of payment, will produce the amount of US Dollars that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award against it at the rate of exchange prevailing on the Judgment Currency Conversion Date. If, on the other hand, there is a variation in the rate of exchange on the Judgment Currency Conversion Date and the date of actual payment of the amount due that results in the Guarantor paying an amount in excess of that necessary to discharge or satisfy such judgment against it, the Indemnitee receiving such excess shall transfer or cause to be transferred to the Guarantor the amount of such excess (net of any taxes and reasonable customary costs incurred in connection therewith).]3

_________________________

3 Insert if Guarantor is not a US entity

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Exhibit E

IN WITNESS WHEREOF, the undersigned has executed this Guarantee in English as of the date first above written herein.

[________________]

By: ____________________________	By: ___________________________
Name:	Name:
Title:	Title:

Witnesses:

1) ___________________________

2) ___________________________

Exhibit E